Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Double asterisk denote omissions.

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT - NONEXCLUSIVE

COVER PAGE

For PHS internal use only:

License Number:

L - 1 0 7 - 2007 /0

License Application Number: A-274-2006

Serial Number(s) of Licensed Patent(s) or Patent Application(s):

I.                U.S. Patent Application(s) or Patent(s):

[**]

II.           PCT or Foreign Patent Application(s) or Patent(s):

[**].

Licensee: Amsterdam Molecular Therapeutics

Cooperative Research and Development Agreement (CRADA) Number (if a subject invention): N/A

Additional Remarks: None

A-274-2006

CONFIDENTIAL

PHS Patent License Agreement-Nonexclusive
Model 10-2005 [Final]   [AMT] [4-23-2007]

Public Benefit(s): Commercialization of this technology will benefit the public health by increasing the number of therapeutics available for the public.

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D ((Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options).  The Parties to this Agreement are:

1)                                     The National Institutes of Health (“NIH”) or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of the United States Public Health Service within the Department of Health and Human Services (“HHS”); and

2)                                     The person, corporation, or institution identified above and on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as “Licensee.”

PHS PATENT LICENSE AGREEMENT-NONEXCLUSIVE

PHS and Licensee agree as follows:

1.                                      BACKGROUND

1.1                               In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.2                               By assignment of rights from PHS employees and other inventors, HHS, on behalf of the Government, owns intellectual property rights claimed in any United States or foreign patent applications or patents corresponding to the assigned inventions.  HHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.3                               The Secretary of HHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions under 35 U.S.C. §§200-212, the Federal Technology Transfer Act of 1986, 15 U.S.C. §3710(a), and the regulations governing the licensing of Government-owned inventions, 37 CFR Part 404.

1.4                               PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5                               Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2.                                      DEFINITIONS

2.1                               “Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.2                               “Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.3                               “First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or New Products by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.4                               “Government” means the Government of the United States of America.

2.5                               “Licensed Fields of Use” means the fields of use identified in Appendix B.

2.6                               “Licensed Patent Rights” shall mean:

(a)                                 Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all these patents;

(b)                                 to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.6(a):

(i)                                     continuations-in-part of 2.6(a);

(ii)                                  all divisions and continuations of these continuations-in-part;

(iii)                               all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)                              priority patent application(s) of 2.6(a); and

(v)                                 any reissues, reexaminations, and extensions of all these patents;

(c)                                  to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.6(a): all counterpart foreign and U.S. patent applications and patents to 2.6(a) and 2.6(b), including those listed in Appendix A; and

(d)                                 Licensed Patent Rights shall not include 2.6(b) or 2.6(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.6(a).

2.7                               “Licensed Processes” means processes, which in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.8                               “Licensed Products” means (a) Supplied Materials and (b) tangible materials, which in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.9                               “Licensed Territory” means the geographical area identified in Appendix B.

2.10                        “Net Sales” means the total gross receipts for sales of Licensed Products or New Products by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products or New Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted.  No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Licensee or its sublicensees, and on its payroll, or for the cost of collections.

2.11                        “New Product” means a product made using a Licensed Process but excluding Licensed Products.

2.12                        “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.13                        Supplied Materials” means [**].  Further, these Supplied Materials were supplied by PHS to Licensee under a Non-Exclusive Patent License Agreement for Internal Commercial Use (L-043-2003/0) which was effective on May 14, 2003.

3.                                      GRANT OF RIGHTS

3.1                               PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a nonexclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products or New Products in the Licensed Fields of Use, to practice and have practiced any Licensed Processes in the Licensed Fields of Use, to make, have made, to use and have used but not to sell any Supplied Materials.  As used in this Agreement, “have made” and “have used” means that Licensee shall have the limited right to use a third party contract manufacturer to make and use only (but not to sell) Supplied Materials, Licensed Products or New Products.  Licensee acknowledges and agrees that any such third party contract manufacturer shall be bound to the terms and obligations of this Agreement.

3.2                               This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.

4.                                     SUBLICENSING

4.1                               Upon written approval, which shall include prior review of any sublicense agreement by PHS and which shall not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights, except that

Licensee shall not have the right to solely sublicense Licensed Patent Rights.  For the avoidance of doubt.  Licensee shall only sublicense the Licensed Patent Rights in conjunction with other intellectual property owned by the Licensee or in-licensed by the Licensee.

4.2                               Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.1, 5.2, 8.1, 10.1, 10.2, 12.5 and 13.6-13.8 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement.  Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.3                               Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between the sublicensee and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13.  This conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.4                               Licensee agrees to forward PHS a complete copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of the agreement.  To the extent permitted by law, PHS agrees to maintain each sublicense agreement in confidence.

5.                                      STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1                               Prior to the First Commercial Sale, Licensee agrees to provide PHS with reasonable quantities of Licensed Products or New Products made through the Licensed Processes or Supplied Materials solely for PHS research use, if requested in writing.

5.2                               Licensee agrees that products used or sold in the United States embodying Licensed Products or New Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

6.                                      ROYALTIES AND REIMBURSEMENT

6.1                               Licensee agrees to pay PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

6.2                               Licensee agrees to pay PHS a nonrefundable minimum annual royalty as set forth in Appendix C.

6.3                               Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

6.4                               Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

6.5                               A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a)                                 the application has been abandoned and not continued;

(b)                                 the patent expires or irrevocably lapses; or

(c)                                  the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.6                               No multiple royalties shall be payable because any Licensed Products or New Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.7                               On sales of Licensed Products or New Products by Licensee to sublicensees or on sales made in other than an arms-length transaction, the value of the Net Sales attributed under this Article 6 to this transaction shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

7.                                      PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1                               PHS agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights.

8.                                      RECORD KEEPING

8.1                               Licensee agrees to keep accurate and correct records of Licensed Products or New Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS.  These records shall be retained for at least [**] years following a given reporting period and shall be available during normal business hours for inspection, at the expense of PHS, by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and royalty payments hereunder.  The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and royalty payments made under this Agreement.  If an inspection shows an underreporting or underpayment in excess of [**] percent ([**]%) for any [**] month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8.  All royalty payments required under this Paragraph shall be due within [**] days of the date PHS provides Licensee notice of the payment due.

8.2                               Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every [**] years if annual sales of the Licensed Products or Licensed Processes or New Products are over [**] dollars.  The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalties owed to the Government under this Agreement, and whether the royalties owed have been paid to the Government and is reflected in the records of the Licensee.  The audit shall also indicate the PHS license number, product, and the time period being audited.  A report certified by the auditor shall be submitted promptly by the auditor directly to PHS and Licensee on completion.

9.                                      REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1                               Prior to signing this Agreement, Licensee has provided PHS with the Commercial Development Plan in Appendix E, under which Licensee intends to bring the subject matter of the Licensed Patent Rights or New Products to the point of Practical Application.  This Commercial Development Plan is hereby incorporated by reference into this Agreement.  Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2                               Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for the Licensed Fields of Use within [**] days after December 31 of each calendar year.  These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year.  PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights or New Products.  If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences.  In any annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied or delayed unreasonably.  Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement.  Licensee may amend the Benchmarks at any time upon written approval by PHS.  PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products or New Products to the point of Practical Application.

9.3                               Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in each country in the Licensed Territory within [**] days of such occurrences.

9.4                               Licensee shall submit to PHS, within [**] days after each calendar half-year ending June 30 and December 31, a royalty report, as described in the example in Appendix F, setting forth for the preceding half-year period the amount of the Licensed Products or New Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due.  With each royalty report, Licensee shall submit payment of earned royalties due.  If no earned royalties are due to PHS for any reporting period, the written report shall so state.  The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.5                               Licensee agrees to forward semi-annually to PHS a copy of reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.6                               Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G.  For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due, and any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee.  The royalty report required by Paragraph 9.4 shall be mailed to PHS at its address for Agreement Notices indicated on the Signature Page.

9.7                               Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay this tax and be responsible for all filings with appropriate agencies of foreign governments.

9.8                               Additional royalties may be assessed by PHS on any payment that is more than [**] days overdue at the rate of [**] percent ([**]%) per month.  This [**] percent ([**]%) per month rate may be applied retroactively from the original due date until the date of receipt by PHS of the overdue payment and additional royalties.  The payment of any additional royalties shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.9                               All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 CFR §5.65(d).

10.                               PERFORMANCE

10.1                        Licensee shall use its reasonable commercial efforts to bring the Licensed Products or New Products and Licensed Processes to Practical Application.  “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D.  The efforts of a sublicense shall be considered the efforts of Licensee.

10.2                        Upon the First Commercial Sale, until the expiration or termination of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Products or New Products and Licensed Processes reasonably accessible to the United States public.

10.3                        Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Products or New Products ormaterialsproduced through the use of Licensed Processesavailable on a compassionate use basis to patients, either through the patient’s physician(s) or the medical center treating the patient.

10.4                        Licensee agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the Licensed Products or New Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products or New Products.

10.5                        Licensee agrees to supply, to the Mailing Address for Agreement Notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the Licensed Products or New Products or their packaging for educational and display purposes only.

11.                               INFRINGEMENT AND PATENT ENFORCEMENT

11.1                        PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as, any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.2                        In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against PHS, PHS agrees to notify Licensee that an action alleging invalidity has been brought.  PHS does not represent that it shall commence legal action to defend against a declaratory action alleging invalidity.  Licensee shall take no action to compel the

Government either to initiate or to join in any declaratory judgment action.  Should the Government be made a party to any suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of the motion or other action.  Upon Licensee’s payment of all costs incurred by the Government as a result of Licensee’s joinder motion or other action, these actions by Licensee shall not be considered a default in the performance of any material obligation under this Agreement.

12.                               NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1                        PHS offers no warranties other than those specified in Article 1.

12.2                        PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights and Supplied Materials may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3                        PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO, INCLUDING BUT NOT LIMITED TO SUPPLIED MATERIALS.

12.4                        PHS does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights or Supplied Materials.

12.5                        Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a)                                 the use by or on behalf of Licensee, its sublicensees, its directors, employees, or third parties of any Licensed Patent Rights or Supplied Materials; or

(b)                                 the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or New Products by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.  Licensee agrees to maintain a liability insurance program consistent with sound business practice.

12.6                        Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.                               TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1                        This Agreement is effective when signed by all parties, unless the provisions of Paragraph 14.15 are not fulfilled, and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.2                        In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.05, and if the default has not been remedied within [**] days after the date of notice in writing of the default, PHS may terminate this Agreement by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.3                        In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing.  Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee’s receipt of written notice.

13.4                        Licensee shall have a unilateral right to terminate this Agreement in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.5                        PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee:

(a)                                 is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS’ satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or New Products;

(b)                                 has not achieved the Benchmarks as may be modified under Paragraph 9.2;

(c)                                  has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by this Agreement;

(d)                                 has committed a material breach of a covenant or agreement contained in this Agreement;

(e)                                  is not keeping Licensed Products or New Products reasonably available to the public after commercial use commences;

(f)                                   cannot reasonably satisfy unmet health and safety needs; or

(g)                                  cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2, unless waived.

13.6                        In making the determination referenced in Paragraph 13.5, PHS shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.2.  Prior to invoking termination or modification of this Agreement under Paragraph 13.5, PHS shall give written notice to Licensee providing Licensee specific notice of, and a [**] day opportunity to respond to, PHS’ concerns as to the items referenced in 13.5(a)-13.5(g).  If Licensee fails to alleviate PHS’ concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective action to PHS’ satisfaction, PHS may terminate this Agreement.

13.7                        PHS reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that the action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by Licensee.

13.8                        Within [**] days of receipt of written notice of PHS’ unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR §404.11, appeal the decision by written submission to the designated PHS official.  The decision of the designated PHS official shall be the final agency decision.  Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.9                        Within [**] days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee.  Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration.  If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.3.  Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products and New Products or other materials included within the Licensed Patent Rights and under its control to PHS or provide PHS with written certification of the destruction thereof.

14.                               GENERAL PROVISIONS

14.1                        Neither party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any of these terms or conditions by Licensee.

14.2                        This Agreement constitutes the entire Agreement between the Parties relating to the subject matter of the Licensed Patent Rights, Licensed Products, New Products, Supplied Materials and Licensed Processes, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3                        The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4                        If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification.  No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5                        The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6                        All Agreement notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the Signature Page, or to any other address as may be designated in writing by such other party.  Agreement notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier.  Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service.  Private metered postmarks shall not be acceptable as proof of timely mailing.

14.7                        This Agreement shall not be assigned by Licensee except:

(a)                                 with the prior written consent of PHS, this consent shall not to be withheld unreasonably; or

(b)                                 as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement; and

(c)                                  Licensee shall notify PHS within [**] days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, [**] percent of the fair market value of any consideration received for any assignment of this Agreement within [**] days of the assignment.

14.8                        Licensee agrees in its use of any Supplied Materials to comply with all applicable statutes, regulations, and guidelines, including PHS and HHS regulations and guidelines.  Licensee agrees not to use the Supplied Materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46.  Licensee agrees not to use the Supplied Materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities.  Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than [**] days prior to commencement of the research or trials.

14.9                        Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological materials, Supplied Materials and other commodities.  The transfer of these items may require a license from the appropriate agency of the Government or written assurances by Licensee that it shall not export these items to certain foreign countries without prior approval of the agency.  PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10                 Licensee agrees to mark the Licensed Products or New Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status.  All Licensed Products or New Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve PHS patent rights in those countries.

14.11                 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement.  Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee.  Additionally, Licensee shall not use the names of NIH, PHS, FDA or HHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written approval of PHS.

14.12                 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13.  Licensee agrees first to appeal any unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision.  Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13                 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14                 Paragraphs 8.1, 9.7-9.9, 12.1-12.5, 13.8, 13.9, 14.12 and 14.14 of this Agreement shall survive termination of this Agreement.

14.15                 The terms and conditions of this Agreement shall, at PHS’ sole option, be considered by PHS to be withdrawn from Licensee’s consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by the Licensee and a fully executed original is received by PHS within [**] days from the date of PHS signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT — NONEXCLUSIVE

SIGNATURE PAGE

For PHS:

/s/ Steven M. Ferguson	4/25/07
Steven M. Ferguson	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Agreement notices:

Chief, Monitoring & Enforcement Branch
Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

by:

/s/ Ronald H.W. Lorijn	5/2/07
Signature of Authorized Official	Date

Ronald H.W. Lorijn
Printed Name

C.E.O.
Title

I.                                        Official and Mailing Address for Agreement notices:

Sander van Deventer, M.D.

Chief Scientific Officer

Amsterdam Molecular Therapeutics

Meibergdreef 61

P.O. Box 22506

1100DA Amsterdam, Netherlands

II.                                   Official and Mailing Address for Financial notices (Licensee’s contact person for royalty payments)

Sander van Deventer, M.D.
Name

Chief Scientific Officer
Title

Mailing Address:

Amsterdam Molecular Therapeutics

Meibergdreef 61

P.O. Box 22506

1100DA Amsterdam, Netherlands

Email Address:                                       s.vandeventer@amtbv.com

Phone:                                                                                   +31-20-5669272

Fax:                                                                                                +31-20-5669272

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX A - PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s):

I.                                        U.S. Patent Application(s) or Patent(s):

[**].

II.                                   PCT or Foreign Patent Application(s) or Patent(s):

[**].

APPENDIX B - LICENSED FIELDS OF USE AND TERRITORY

I.                                        Licensed Fields of Use:

Use of the Licensed Patent Rights for the commercial development of AAV related products within the scope of the Agreement.

II.                                   Licensed Territory:

United States, Australia, Canada and Europe.

APPENDIX C - ROYALTIES

Royalties:

I.                                        Licensee agrees to pay to PHS a nonereditable, nonrefundable license issue royalty in the amount of twelve thousand U.S. dollars ($12,000) within [**] days from the effective date of this Agreement.

II.                                   Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of [**] U.S. dollars ($[**]) as follows:

(a)                                 The first minimum annual royalty is due within [**] days of the effective date of this Agreement and may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1; and

(b)                                 Subsequent minimum annual royalty payments are due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year.

III.                              Licensee agrees to pay PHS earned royalties of [**] percent ([**]%) on Net Sales by or on behalf of Licensee for Licensed Products.

IV.                               Licensee agrees to pay PHS earned royalties of [**] percent ([**]%) on Net Sales by or on behalf of Licensee for New Products.

V.                                    Licensee agrees to pay PHS Benchmark royalties within [**] days of achieving each Benchmark:

(a)                                 [**] U.S. dollars ($[**]) — Initiation of each Phase I clinical trial or foreign equivalent.

(b)                                 [**] U.S. dollars ($[**]) — Initiation of each Phase II clinical trial or foreign equivalent.

(c)                                  [**] U.S. dollars ($[**]) — Initiation of each Phase III clinical trial or foreign equivalent.

(d)                                 Initiation of first Marketing Approval or foreign equivalent in the following jurisdictions/countries:

(i)                                           [**] U.S. dollars ($[**]

(ii)                                        [**] U.S. dollars ($[**].

(iii)                                     [**] U.S. dollars ($[**].

(iv)                                    [**] U.S. dollars ($[**].

IV.                               Licensee agrees to pay PHS additional sublicensing royalties as follows:

[**] percent ([**]%) of the fair market value of any consideration received for granting each sublicense.

APPENDIX D - BENCHMARKS AND PERFORMANCE

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within [**] days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

[**].

APPENDIX E - COMMERCIAL DEVELOPMENT PLAN

Introduction

In 2004 the European Regulatory Authority (“EMEA”), assigned the ‘orphan drug’ status to Licensee’s lead product AMT-010.  AMT-010 (Adeno-Associated Viral Vector Expressing Human Lipoprotein LipaseS447X), a gene therapy product to treat Lipoprotein Lipase Deficiency Type I and V deficiency, has entered its phase I/II clinical stage.  This program is focused on treating the rare, but serious and disabling inherited disease called LPL type 1 deficiency for which no adequate treatment exists today.

Due to a substantial change in the manufacturing process (from DKFZ to Baculo), Licensee does not intend to market AMT-010 but instead the newly produced product AMT-011.

For that reason, Licensee has started preclinical development in 2006, and will initiate a phase II clinical study with AMT-011 in Canada in Q3 2007, as well as a phase II clinical study for type V hyperlipoproteinemia in Q4 2007.  Licensee expects to file the registration dossier for type I hyperlipoproteinemia with the EMEA by Q1 2008.

Early 2007, Licensee will begin discussions with the FDA to prepare the filing of the AMT-011 dossier for registration in the U.S.A.  Depending on the feedback from the U.S. authorities, Licensee plans to file its registration dossier with the FDA in 2008.

Technology

Licensee is building gene therapies using adeno-associated viral (AAV)-based vectors.  These vectors do not integrate into the host genome and result in long-lasting expression of therapeutic genes.  AAV vectors can be specifically targeted to various organs (i.e. muscle, brain, liver, retina) and even to specific cells within a target organ.  Improvements in local expression are also achieved by using potent organ specific promoters.  Licensee has extensively optimized expression of therapeutic genes in various organs by selection of AAV serotype-promoter combinations and by selection of high expressing transgenes.  In relevant preclinical models, this has resulted in lifelong (2 years for mouse and rat) expression of transgenes at therapeutic levels (often 100% of the normal expression) and a complete cure of the disease.  Because of this extensive knowledge base, and the availability of all relevant currently available AAV serotypes, Licensee believes it is in the position to rapidly develop genetic therapies for a wide range of diseases caused by single gene defects.

The Disease: Lipoprotein Lipase Deficiency

Genetic lipoprotein lipase (LPL) deficiency results in profound hypertriglyceridemia, which is associated with intense chronic abdominal pain, hepatosplenomegaly, eruptive xanthomas, lipemia retinalis, dyspnea, mono- or polyparesthesias, and memory loss.  Prolonged elevations in plasma triglycerides (TG) also induce recurrent episodes of often lethal pancreatitis, chronic pancreatic insufficiency, and diabetes mellitus.  Currently, no effective treatment for this disease exists.  Patients must follow a strict low-fat diet.  However, TG levels often remain above the critical threshold.  Genetic LPL deficiency type I is a rare, autosomal recessive trait.  Prevalence varies between 1 in 1,000,000 in the general population to 1 in 5,000 in French Quebec (a ‘founder effect’).

LPL gene therapy will also be investigated to treat type V hyperlipoproteinemia (prevalence of 1.8 in 10,000).  LPL gene therapy may improve the quality of life and reduce the risk of morbidity and mortality for a significant number of patients that suffer from this particular lipid disorder.

Currently, no treatment for hyperlipoproteinemia is available, and patients suffer from repeated bouts of pancreatitis.  LPL enzyme replacement therapy is not feasible in view of the very short half-life of the enzyme.  The only advice a physician can give these patients is to keep a strict fat-free diet, which is extremely difficult to maintain.  Further, even with such a diet, the serum triglyceride levels remain far above the critical level of 10 µmol/L.

Business Strategy

Licensee’s core strategy will be to position the new medicine as an orphan drug.  This strategy has several important benefits.  The Regulatory Authorities in many countries including the EU (EMEA) and the U.S.A. (FDA) have recognized the significance of the development of orphan drugs.  Thanks to the regulatory laws and regulations the ‘time-to-market’, IP and marketing rights protection are very favorable for such products.

Marketing exclusivity for orphan drugs after marketing authorization are:

•                  EU: 10 years

•                  USA: 7 years

This means that during that period no other sponsor can obtain marketing authorization for a similar product in the designated indication.  Licensee received the orphan drug status for the LPL gene therapy from the EMEA last year.  Due to these circumstances and the fact that the major pharmaceutical companies have little or no interest in developing products for these niche markets, the opportunities for companies such as Licensee are significant.

In the specific case for the LPL product, there is yet another element that will ensure a quick uptake and fast penetration in the target market.  Specifically, there is no treatment today nor in the foreseeable future for patients suffering from LPL Type 1 and V deficiency.  In other words, no major competing treatments are available to these patients.

In conclusion, no cure or symptomatic treatment, which would alleviate the disease’s symptoms and its complications exist today.  The LPL project is unique because it exploits for the first time the possibility to treat patients suffering from LPL deficiency type I and V.

Marketing and Sales

Market Overview AMT-011

Lipoprotein lipase deficiency Type I		Hypertriglyceridemia Type V
•	Orphan indication	•	Larger indication
•	3,000-4,000 patients world-wide; very well organized and active patients groups	•	30 % of the hypertriglyceridemia patients have underlying LPL deficiency
•	Estimated global sales $ 200 M	•	Estimated global sales >$500 M
•	No competition	•	Competition: small molecule approaches

Licensee’s business strategy focuses on market entry for its orphan indications through its own dedicated marketing and sales force in Europe and North America.  In the Western world, many patients suffering from serious orphan diseases have formed patient groups.  Also their treating physicians, in many instances, are well connected.  After marketing approval has been obtained, this situation allows for a very concentrated educational effort to inform patients and physicians about the important benefits of gene therapy.  In order to ethically justify and successfully penetrate such markets, Licensee will ensure to build-up a highly educated medical service team to assist physicians in the selection of those patients who will benefit from the treatment.  Such a team can be relatively small, which allows management to monitor and guide it closely.

APPENDIX F - EXAMPLE ROYALTY REPORT

Required royalty report information includes:

•                  OTT license reference number (L-XXX-200X/0)

•                  Reporting period

•                  Catalog number and units sold of each Licensed Product (domestic and foreign)

•                  Gross Sales per catalog number per country

•                  Total Gross Sales

•                  Itemized deductions from Gross Sales

•                  Total Net Sales

•                  Earned Royalty Rate and associated calculations

•                  Gross Earned Royalty

•                  Adjustments for Minimum Annual Royalty (MAR) and other creditable payments made

•                  Net Earned Royalty due

Example

Catalog Number	Product Name	Country	Units Sold	Gross Sales (US$)
1	A	[**]	[**]	[**]
1	A	[**]	[**]	[**]
1	A	[**]	[**]	[**]
2	B	[**]	[**]	[**]
3	C	[**]	[**]	[**]
4	D	[**]	[**]	[**]
		Total Gross Sales		[**]
Less Deductions:
		Freight		[**]
		Returns		[**]
		Total Net Sales		[**]

		Royalty Rate		[**]
		Royalty Due		[**]
		Less Creditable Payments		[**]
		Net Royalty Due		[**]

APPENDIX G - ROYALTY PAYMENT OPTIONS

NIH/PHS License Agreements

*In order to process payment via Electronic Funds Transfer sender MUST supply the following information:

Procedure for Transfer of Electronic Funds to NIH for Royalty Payments

Bank Name:  Federal Reserve Bank

ABA# 021030004
TREAS NYC
BNF=/AC-75080031
OBI=Licensee Name and OTT Reference Number
Dollar Amount Wired=$$

NOTE: Only U.S. banks can wire directly to the Federal Reserve Bank.  Foreign banks cannot wire directly to the Federal Reserve Bank, but must go through an intermediary U.S. bank.  Foreign banks may send the wire transfer to the U.S. bank of their choice, who, in turn forwards the wire transfer to the Federal Reserve Bank.

Mailing Address for Royalty Payments:

National Institutes of Health
P.O. Box 360120
Pittsburgh, PA 15251-6120 USA

Overnight Mail for Royalty Payments only

National Institutes of Health
360120
Mellon Client Service Center
Room 670
500 Ross Street
Pittsburgh, PA 15262-0001

(412) 234-4381 (Customer Service)

Please make checks payable to: NIH/Patent Licensing

The OTT Reference Number MUST appear on checks, reports and correspondence

PUBLIC HEALTH SERVICE

FIRST AMENDMENT TO L-107-2007/0

This is the first amendment (“First Amendment”) of the agreement by and between the National Institutes of Health (“NIH”) or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as agencies of the United States Public Health Service (“PHS”) within the Department of Health and Human Services (“HHS”), and Amsterdam Molecular Therapeutics having an effective date of May 2, 2007 and having NIH Reference Number L-107-2007/0 (“Agreement”).  This First Amendment, having NIH Reference Number L-107-2007/1, is made between the PHS through the Office of Technology Transfer, NIH, having an address at 6011 Executive Boulevard, Suite 325, Rockville, Maryland 20852-3804, U.S.A., and Amsterdam Molecular Therapeutics, having an office at Meibergdreef 61, 1005 BA Amsterdam, The Netherlands (“Licensee”).  This First Amendment includes, in addition to the amendments made below, 1) a Signature Page, 2) Appendix D — Benchmarks and Performance, 3) Appendix E — Commercial Development Plan, 4) Exhibit A — Request to Collaborate with Institute Pasteur, 5) Exhibit B- PHS Consent for Institute Pasteur Exemption, and 6) Attachment 1 (Royalty Payment Information).

WHEREAS, Licensee has requested an amendment to revise the Benchmarks for its lead Licensed Product AMT-011, also known as Glybera™;

WHEREAS, Licensee did not conduct a Phase III clinical trial for Glybera™ and has filed for Marketing Approval for Glybera™ with the European Medicines Agency on January 11, 2010;

WHEREAS, Licensee has requested Benchmark royalty exemption for collaborations with not-for-profit organizations and academic institutions for pre-clinical and clinical development to treat ultra-orphan indications;

WHEREAS, PHS requested that Licensee amend the Appendix E - Commercial Development Plan to state its development plans for Licensed Products other than Glybera™;

WHEREAS, PHS requested that Licensee add Benchmarks for Licensed Products other than Glybera™ to Appendix D - Benchmarks and Performance;

WHEREAS, PHS and Licensee desire that the Agreement be amended a first time as set forth below in order amend Appendix D - Benchmarks and Performance and Appendix E - Commercial Development Plan.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, PHS and Licensee, intending to be bound, hereby mutually agree to the following:

1)             The following modifications shall be made to the Agreement:

a.              The following Paragraphs 2.14, 2.15, 2.16, and 6.8 shall be added to the Agreement:

2.14                        “Orphan Indication” means a disease that affects less than two hundred thousand (200,000) people in the United States as defined by the Food and

Drug Administration or five (5) in ten thousand (10,000) people in the European Union as defined by the European Medicines Agency.

2.15                        “Ultra-Orphan Indication” means a disease that effects less than one (1) in Fifty Thousand (50,000) people in the United States or the European Union.

2.16                        “Exempt Collaborator” means a not-for-profit organization or academic institution that has entered a formal collaboration and / or supply agreement with Licensee to conduct pre-clinical development and solely sponsor clinical trials of Licensed Product, excluding Supplied Materials, to treat an Ultra-Orphan Indication; in which Licensee may acquire clinical development and data for regulatory approval and sale of a Licensed Product.

6.8                               Unless otherwise exempted in Article 15, Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

b.              Paragraph 6.3 shall be deleted from the Agreement and replaced with the following Paragraph 6.3:

6.3                               Unless otherwise exempted in Article 15, Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

c.               Appendix D - Benchmarks and Performance of the Agreement shall be deleted and replaced with the Appendix D - Benchmarks and Performance attached to this First Amendment.

d.              Appendix E - Commercial Development Plan attached to this First Amendment shall be added the Agreement.

e.               The following Article 15 shall be added to the Agreement:

15.                               EXEMPTION FOR ULTRA-ORPHAN INDICATION RESEARCH

15.1                        Licensee shall be permitted, upon PHS consent, (not to be unreasonably withheld), to manufacture and supply Licensed Product, excluding Supplied Materials, to an Exempt Collaborator for use solely in pre-clinical and clinical development to treat an Ultra-Orphan Indication.  Prior to commencement of manufacturing of Licensed Product for an Exempt Collaborator, Licensee shall request permission in writing and must obtain written consent from PHS.  Additional documentation to establish an Exempt Collaborator may be required by PHS.

For avoidance of doubt, Licensee shall retain Supplied Materials and shall not release Supplied Materials to an Exempt Collaborator.

15.2                        Upon receipt of written consent from PHS for manufacturing of a Licensed Product for an Exempt Collaborator, Licensee shall not be obligated to pay Benchmark royalties which would have been payable under Appendix C, Section V for Benchmarks triggered by clinical trials solely sponsored by the Exempt Collaborator until such time as Licensee exercises its option to acquire the clinical development from the Exempt Collaborator.

15.3                        Upon acquisition of the clinical development from an Exempt Collaborator, Licensee shall pay PHS royalties which become payable from that point onwards in accordance with Appendix C, Section V.  Licensee must inform PHS in writing within [**] days of Licensee’s decision to acquire or not acquire clinical development from the Exempt Collaborator.

For avoidance of doubt, PHS shall consider Licensee’s sponsorship or co-sponsorship of a clinical trial or regulatory submission for a Licensed Product to treat an Ultra-Orphan Indication as an acquisition of clinical development from an Exempt Collaborator.

15.4                        Earned royalty payments on Net Sales specified in Appendix C, Section III shall not be applicable to Licensed Product manufactured for research and clinical trials conducted by an Exempt Collaborator approved by PHS per Paragraph 15.1.

In lieu of earned royalty payments, Licensee shall pay PHS a royalty payment of [**] dollars ($[**]) for each collaboration with an Exempt Collaborator approved by PHS.  Such royalty shall be due within [**] days of the date of PHS written consent per Paragraph 15.1.

In case several PHS licenses apply to the same Licensed Product, only a single payment of $[**] shall be payable per collaboration.

2)             Within [**] days of the execution of this First Amendment, Licensee shall pay PHS an amendment issue royalty in the sum of [**]US Dollars ($[**]), to be sent to the address specified in Attachment 1.

3)             In the event any provision(s) of the Agreement is/are inconsistent with Attachment 1, such provision(s) is/are hereby amended to the extent required to avoid such inconsistency and to give effect to the payment information in such Attachment 1.

4)             All terms and conditions of the Agreement not herein amended remain binding and in effect.

5)             The terms and conditions of this Amendment shall, at PHS’ sole option, be considered by PHS to be withdrawn from Licensee’s consideration and the terms and conditions of this Amendment, and the Amendment itself to be null and void, unless this Amendment is executed by the Licensee and a fully executed original is received by PHS within [**] days from the date of PHS signature found at the Signature Page.

6)             This First Amendment is effective on December 31, 2009 upon execution by all parties.

SIGNATURES BEGIN ON NEXT PAGE

The Netherlands

Email Address:              p.morgan@amtbiopharma.com

Phone:                                                          +31(0)20 566 7509

Fax:                                                                       +31(0)20 566 9272

II.           Official and Mailing Address for Financial notices (Licensee’s contact person for royalty payments):

Piers Morgan
Name

Chief Financial Officer
Title

Mailing Address:

Meibergdreef 61

1105 BA Amsterdam

The Netherlands                                                              .

Email Address:              p.morgan@amtbiopharma.com

Phone:                                                          +31(0)20 566 7509

Fax:                                                                       +31(0)20 566 9272

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

APPENDIX D - BENCHMARKS AND PERFORMANCE

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within [**] days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

Benchmarks for Lead Licensed Product (AMT-011 also known as Glybera™)

[**].

Benchmarks for other Orphan Indication Licensed Products (AMT-021 or equivalent)

[**]

Benchmarks for Licensed Products (AMT-090 or equivalent)

[**]

APPENDIX E - COMMERCIAL DEVELOPMENT PLAN

AMT-021 for Acute Intermittent Porphyria

Acute intermittent porphyria (AlP) is an autosomal dominant inherited condition caused by mutations in the porphobilinogen deaminase (PBGD) gene.  The PBGD gene is located on chromosome 11 q24.1 -24.2 and spread over fifteen exons.  The protein encoded by this gene is a rate-limiting enzyme, the PBGD enzyme, in the haem synthetic pathway.

More than 225 mutations of the PBGD gene have been described, all of them associated with loss of catalytic function.  The disease shows incomplete penetrance and only 20-50% of persons with one or more of the described mutations exhibit clinical symptoms of the disease.  The genetic disorder results in a 50% reduction of PBGD enzymatic activity.  This reduction of hepatic PBGD activity leads to an accumulation of toxic metabolites resulting from the blockade within the haem synthesis pathway.  Concentrations of haem precursors porphobilinogen (PGB) and delta-aminolevulinic acid (ALA) increase in blood and urine.  Lack of haem and/or accumulation of these metabolites are responsible for the acute attacks characteristic of this disease (Kauppinen et al 2005; Herrick and McColl 2005).  Currently, there is no treatment available for the disease.

Over the last couple of years we have explored AMT-021 (replication defective recombinant adeno-associated viral vector, AAV, containing the porphobilinogen deaminase gene) for therapeutic intervention in AlP.  AMT-021 is an AAV with pseudotype 5 capsid, which expresses the human PBGD gene under the transcriptional control of a liver specific promoter.  The therapeutic expression cassette consists of the human PBGD cDNA (codon optimised for human expression) inserted downstream of the liver specific promoter EalbAAT and upstream of a human PBGD polyadenylation sequence.

AMT-021 acts by delivering the PBGD expression cassette directly into hepatocytes.  The increase of PBGD enzymatic activity in the liver of AlP patients will provide sufficient enzyme to prevent the accumulation of toxic metabolites and thus, prevent porphyric attacks.

The aim of the project is to bring AAV5-PBDG therapy to patients.  AMT has already secured orphan designation for AAV5-PBDG treatment for AlP in Europe.  The table below describes the outline development plans, starting from a research batch production, and moving through to primate proof-of-concept, tox batch, pre-observational study, product development, GMP production, Phase I/II clinical trial, Phase lI/IIl clinical trial, all the way to regulatory filing.  Please note that the timelines are preliminary only, and that it is the nature of scientific and clinical development that planned timelines may change.

Preliminary Project Plan (Acute Intermittent Porphyria):

Task	Timelines
Research batch	[**]
PoC in non-human primate	[**]
Tox batch	[**]
Toxicology (12 months)	[**]
Pre-observation study	[**]

Clinical batch	[**]
Interventional Phase I/II clinical trial	[**]
2nd Observational study & Phase II/III clinical trial	[**]
File with EMA	[**]
Market Launch	[**]

Project Plan Details:

The aim of this project is to develop a gene therapy product for the treatment of AlP, and to deliver a data package that is suitable for the submission and approval by the European and North American regulatory authorities.

Vector development and manufacturing

To develop a gene therapy for PBGD deficient patients, AAV5-PBDG product was designed to expresses the human PBGD gene under the control of a liver specific promoter.  AAV5-PBDG was produced in insect cells using the recombinant baculovirus method; sufficient amount of material was produced for efficacy studies in mice.  Methods to determine the quantity and purity of the rAAV batches were developed.  A purification process including chromatography and filtration steps was developed, further optimization and characterization of the scale-up procedure will be performed before a final batch for toxicology, for proof of principle and for clinical trials can be produced.

PoC in pre-clinical models

Because total deficiency of PBGD is lethal in mice, a compound heterozygous mouse (PBGD+/- referred to as AlP mice) with ~35% of normal hepatic PBGD activity, has been developed as an established model to study AlP.  This murine model of AlP exhibits, after disease induction with phenobarbital (Pb), the typical biochemical characteristics of human AlP, notably, decreased hepatic PBGD activity, massively increased urinary excretion of haem precursors (ALA and PBG) and decreased motor function.

AlP mice were used to test the AAV5-PBDG product.  The therapeutic effect was evaluated three month after a single intravenous administration of AAV5-PBDG.  Efficacy of the therapy was demonstrated as the treatment was able to prevent disease induction with Pb. ALA and PBG levels in treated animals was reduced, and motor disturbance induced by Pb treatment, as measured in the Rotarod test, was almost completely abolished.  In addition, PBGD enzymatic activity increased in the AAV5-PBDG treated group 10 times over that of the control group.

This initial PoC will be repeated with the final version of the therapeutic vector following the completion of the vector development and manufacturing optimisation.  The final PoC will include the following:

•                  PoC in rodent disease model

•                  PoC in non-human primates, based on agreed protocol

GLP Toxicology

The aim of this section is to deliver toxicology study report suitable for the submission the regulatory authority.  The work will entail the following:

•                  Scientific advice from a regulatory body (AEMPS and/or EMA) for safety and toxicology package

•                  GLP toxicology study in rodents rats or mice, including any required biodistribution studies

•                  Supportive data for toxicology study in non-human primates

•                  GLP germline transmission study

Toxicology study design will take into account:

•                  Identification of potential target organs of biological activity and of potential target organs of toxicity

•                  Eventual concomitant medication (e.g. immunosuppressants, standard co-medication)

•                  Environmental risk/shedding

•                  Analysis of appropriateness of surrogate markers of efficacy/safety

•                  Any other relevant issues as may be identified

Clinical observational, pre-intervention study/studies

Before entering the interventional clinical study, an observation clinical study will be conducted to provide baseline information on the course of the disease by recording episodes AlP, abdominal pain, hospitalizations, extent of any possible known or unknown to be related to AlP symptomatology, incidence of (adverse) clinical events per year, etc. Sufficient data will be collected to provide a clinical picture to obtain a baseline data and to determine how efficacy will be shown during the interventional clinical trial.

Phase I/II

The clinical phase I/II should include an estimated minimum [**] patients that are administered the gene therapy drug, and are followed up and clinically assessed for at least [**] months following drug administration.  The primary aim of the clinical study will be safety and efficacy of the AAV5-PBDG product.  The clinical trial will include all biochemical, imaging, clinical and functional assays to assess the disease state and change therein over time, the phenotypic disease variation, as well as the overall clinical and psychosocial or other health status or change therein over time of the individual trial subjects, both before, during and following drug administration.

Phase II/III & Regulatory submission

After successful completion of Phase I/II study a Phase lI/IIl trial will be conducted with the aim of bringing the AlP therapy to market.  We estimate that [**] patients in total would be sufficient for regulatory filing of this product, as AlP is an ultra-orphan disease with a very limited patient number world-wide.

AMT-090 for Parkinson’s Disease

Parkinson’s disease (PD) is a progressive neurodegenerative disease, resulting in tremors, stiffness, slowness of movement, and lack of coordination.  Patients are faced with a severely debilitating disease and a serious loss in quality of life.  PD is caused by degeneration and death of nerve cells in a specific part of the brain known as the substantia nigra.  These cells produce dopamine, a substance necessary for communication between nerve cells involved in the coordination of movement.

PD is the second most common neurodegenerative disease.  It usually affects people over 65, with an estimated total of 4.5 million patients worldwide.  Due to increasing life expectancy of the general population, the number of patients with PD is expected to double to around 9 million patients between now and 2030.

An ideal therapy for PD would decrease disability and slow down or halt disease progression.  Unfortunately, such treatments are not available yet and current therapies are limited to symptomatic treatment only.  These include levodopa, dopamine agonists, monoamine oxidase B (MAO-B) inhibitors and anticholinergic agents.

Glial cell line-derived neurotrophic factor (GDNF) was shown to promote the survival and differentiation of dopaminergic neurons.  The therapy aims to protect and enhance the function of the dopamine-producing nerve cells in the brain.  To date a number of clinical trials have been conducted in which recombinant GDNF protein has been directly delivered to the PD brain, using a delivery pump device implanted into patients’ abdomen.  Although the results were inconsistent, due to the difficulty of delivering protein continuously into the brain via an implanted pump, some patients have shown a significant clinical response to the treatment.  It is therefore not a question whether this approach works, because it definitely did in some patients, but rather how it can be done more consistently.  AAV-GDNF gene therapy treatment would result in continues delivery of GDNF protein into brain, and is therefore likely to result in significant clinical benefit for PD patients.

AMT has recently started preclinical development of AAV-GDNF gene therapy that will introduce the gene coding for GDNF using recombinant adeno associated virus vector (AAV).  AAV serotype 5 has been shown to be the serotype of choice for gene delivery into the brain.  After successful proof of concept (POC) and toxicology studies in rodents and primates, AMT will start an extensive clinical development.

Preliminary timelines for AMT-090

Task	Timelines
POC rats	[**]
POC non-human primates	[**]
Toxicology study	[**]
IND / INPD (approval for phase I)	[**]
Start phase I	[**]
Start phase II	[**]
Start phase III	[**]
Filing	[**]
Market introduction	[**]

Project Plan Details:

The aim of this project is to develop a gene therapy product for the treatment of Parkinson’s disease, and to deliver a data package that is suitable for the submission and approval by the European and North American regulatory authorities.

Vector development and manufacturing

To develop a gene therapy for Parkinson’s disease, AAV-GDNF product was designed to expresses the human GDNF and is produced in insect cells using the recombinant baculovirus method.  The AAV5-GDNF is based on AMT’s standard manufacturing process, but in addition incorporates recent new technology of the basic process and makes use of an optimized Rep baculovirus construct in the upstream process and an additional chromatography step in the downstream process.  This optimisation delivers enhanced quality and robustness of the AAV5-GDNF product.  This process is fully scalable and allows for manufacturing of sufficient GMP-compliant product for PD patients.

Characterization of AAV5-GDNF

The AAV5-GDNF was tested in a functional in vitro assay in cultured E13.5 rat DRG explants.  Vigorous neural outgrowth was observed, indicating that the produced AAV5-GDNF is capable of mediating secretion of biologically functional recombinant GDNF.

In vivo characterization

Subsequently, an in-vivo characterisation of the AAV5-GDNF has been conducted.  Three different concentrations of AAV5-GDNF were injected unilaterally into the rat striatum.  Brains were analyzed for GDNF expression [**] weeks post injection using immunohistochemistry.  Resulting data demonstrated that there is a strong, concentration dependent GDNF expression throughout the injected hemisphere.

PoC in pre-clinical models

The produced AAV5-GDNF will be used to show biological activity and efficacy in animal models of Parkinson’s disease.  These experiments will be conducted using rat models of Parkinson’s disease (in collaboration with University of Lund, Sweden) as well as non-human primates model of Parkinson’s disease (in collaboration with CEA, Paris, France).  In addition to distribution studies, onset and kinetics of GDNF expression, neurochemical measurements (dopamine and dopamine metabolites), immunohistochemistry and behavioural studies will be conducted to test for functional improvement.

GLP Toxicology

The definitive design of the actual studies will be finalized after discussions with relevant agencies.  We propose to conduct a [**] months study in mice and in parallel a [**] months study in non-human primates to account for the safety of the drug.  The studies will comprise four test groups: 1. Control (vehicle), 2. Low dose (No observed effect level (NOEL) in the proof-of concept studies), 3. Mid-dose (highest dose considered for clinical studies), and 4. High dose (10 times higher than the mid-dose).

The protocol will include the following evaluations:

•                  Clinical Signs: recorded daily, beginning 7 days prior to surgery

•                  Food Consumption: recorded daily, beginning 7 days prior to surgery

•                  Body Weight: Once pre-surgery, day of surgery, then bi-weekly

•                  Clinical Chemistry: Twice a month presurgery, one week post surgery, then monthly

•                  Hematology: Twice a month presurgery, one week post surgery, then monthly

•                  Coagulation: Twice a month presurgery, one week post surgery, then monthly

•                  Antibodies against GDNF or AAV5 in plasma, twice prior to surgery, monthly thereafter.

•                  PK - CSF: To determine if there is GDNF in the CSF, twice prior to surgery, monthly thereafter.

•                  Neurological Examination: Twice prior to surgery, Day 7 post surgery, monthly thereafter

•                  MRI (T1.T2): Once prior to surgery, within three hours post surgery, and within three days prior to necropsy.

•                  Pathology

1.                                      Gross pathology at necropsy

2.                                      Selected peripheral tissues collected for histopathological analysis by a Board Certified Pathologist

3.                                      Complete CNS histopathological assessment by a Board Certified Neuropathologist, peer reviewed by another Board Certified Pathologist

•                  Q-PCR in selected organs in order to assess any biodistribution of the vector DNA to other organs.

Phase I/II

The primary objective of the clinical phase I/II will be to assess the safety and feasibility of intra-putaminal delivery of AAV5-GDNF to patients with PD.  Secondary objectives include measuring clinical efficacy and demonstrating improvement in a surrogate marker end point ((18)F-Dopa PET) as proof of concept.

We are proposing a single centre open label trial of striatally delivered AAV5-GDNF in PD employing a dose escalation design to assess the mentioned primary and secondary outcome measures.  We anticipate enrolling [**] patients in this study, with an escalating dose group design with [**] patients in each dose group.  We will start with the lowest dose and progress in an incremental way to higher doses.

Primary outcome assessments will be performed at [**] post intra-putaminal infusion of AAV5-GDNF.  Clinical secondary outcome assessments will be performed at [**] post intra-putaminal infusion of AAV5-GDNF.  (18)F-dopa PET secondary outcome assessments will be performed at [**] months and [**] months post intra-putaminal infusion of AAV5-GDNF.

If feasibility and safety is confirmed and, serial PET imaging demonstrates increased (18)F-dopa uptake with a trend towards clinical improvement, we will proceed to phase 2/3 clinical trials.

Phase lI/III. Phase III & Regulatory submission

After successful completion of Phase I/II study, two additional clinical trials will be required.  The final plans for these trials will be optimised based on the outcome of the Phase I/II study.  We estimate [**] patients to be enrolled in the Phase lI/IIl clinical study, and [**] patients to be enrolled in the pivotal trial, the details however will be established, based on the outcome of the Phase I/II trial.

EXHIBIT A - Request for Benchmark Exemption With Institut Pasteur

Walenta, Jeffrey (NIH/OD) [E]

From:	Tamara Tugal [ttugal@amtbiopharma.com]
Sent:	Tuesday, October 19, 2010 11:36 AM
To:	Walenta, Jeffrey (NIH/OD) [E]
Cc:	Mark Chadwick
Subject:	Manufacture for not-for-profit organisations and academic institutions exemption; L-107-2007 and L-119-207

Dear Jeffrey

It was nice to talk to you the other day and to have the opportunity to discuss with you AMTs plans to participate in the development of products for the treatment of ultra-orphan disorders.  We appreciate your openness to help in the development of products for rare disorders that are being developed by not-for-profit organisations.  I know that Mark is working with you on a separate amendment to the license, but I would like to take care of this particular point separately.

Sanfilippo Syndrome IIIB (Sanfilippo B) is a lysosomal storage disorder caused by a deficiency of the enzyme a-N-acetylglucosaminidase (NaGlu), resulting in a severe degenerative pathology of central nervous system.  Sanfilippo B patients appear normal at birth but develop hyperactivity, sleep disorders, loss of speech, mental retardation and dementia in early childhood.  Patients with Sanfilippo B will die at around 10-15 years of age.  No treatment or cure is currently available.  However, only estimated 20 children are born annually with the disease in Western Europe.  These numbers are far too small to justify commercial investment in the therapy.  Institut Pasteur has limited charity funding available for the development of treatment for this disease, and would like AMT to manufacture the clinical material for them.  AMT would like to clarify our position in relation to NIH while we manufacture to Pasteur, as we discussed on the phone.  Please see below the proposed text for such an amendment, I hope that it will be acceptable.  Please note that in addition to the L-107-2007 license, the L-119-207 license in also applicable, and we would like to have the same arrangement under both agreements to allow us to work with not-for-profit organisations.

Note that we have been approached by Universities attempting to develop treatments for similar diseases.  Hence we would like to be able to extend the mechanism to additional product it the future.

Proposed Amendment: Manufacture for not-for-profit organisations and academic institutions exemption.

AMT will be free to manufacture clinical trial material using the licensed technology for not-for profit organisations and academic institutions without any obligation of payments to NIH.  In the first instance, AMT intends to manufacture material for Institut Pasteur for the treatment of Sanfilippo B syndrome.  AMT will have an option to license the program from Institut Pasteur and may acquire the program from Institut Pasteur in the future.  If AMT acquires the program from Institut Pasteur, it will, from this point onwards, pay NIH the milestones and royalties as defined in the L-107-2007 (and / or the L-119-207) license.  The mechanism will then be applicable to manufacturing of other products for not-for-profit and academic organisations.  AMT will notify NIH of any new products that it intends to manufacture under this exemption, prior to the commencement of manufacturing.

Exhibit B - PHS Consent for Benchmark Exemption with Institut Pasteur

(301) 435-5378

March 4, 2011

Tamara Tugal
Business Development Manager
Amsterdam Molecular Therapeutics
Mcibergdreef 61
1105 BA Amsterdam
The Netherlands
Phone Number: +31(0)20 566 7509

Re:                             Benchmark Exemption for a Proposed Collaboration Between Amsterdam Molecular Therapeutics (‘AMT’) and Institut Pasteur

Dear Ms. Tugal:

Thank you for your request dated October 19, 2010 for a benchmark royalty exemption for collaboration agreements with not-for-profit organizations or academic institutions to conduct clinical development of potential treatments for ultra-orphan diseases.

Pending execution of the First Amendment to PHS License Reference No. L-107-2007/0 effective May 2, 2007 (the ‘Agreement’), PHS provides consent per Article 15 for AMT to provide material for use in clinical development of a treatment for lysosomal storage disorder Sanfilippo Syndrome IIIB at the Institut Pasteur,

Congratulations on your new collaboration.  When AMT makes a decision about acquisition of clinical development from Institut Pasteur, please inform PHS as soon as possible.

We appreciate AMT’s continued interest in PHS technologies.  If you have any questions, please do not hesitate to contact our office at any time

Sincerely,

/s/ Richard U. Rodriguez
Richard U. Rodriguez
Director, Division of Technology Development & Transfer

ATTACHMENT 1 - ROYALTY PAYMENT OPTIONS

The OTT License Number MUST appear on payments, reports and correspondence.

Automated Clearing House (ACH) for payments through U.S. banks only

The NTH encourages our licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH).  Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov. Locate the “NIH Agency Form” through the Pay.gov “Agency List”.

Electronic Funds Wire Transfers

The following account information is provided for wire payments.  In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDWIRE should be sent directly to the following account;

Beneficiary Account:	Federal Reserve Bank of New York or TREAS NYC
Bank:	Federal Reserve Bank of New York
ABA#	021030004
Account Number:	75080031
Bank Address:	33 Liberty Street, New York, NY 10045
Payment Details:	License Number (L-XXX-XXXX)
Name of Licensee

Drawn on a foreign bank account should be sent directly to the following account. Payment must be sent in U.S. Dollars (USD) using the following instructions:

Beneficiary Account:	Federal Reserve Bank of New York/ITS or FRBNY/ITS
Bank:	Citibank N.A. (New York)
SWIFT Code#	CITIUS33
Account Number:	36838868
Bank Address:	388 Greenwich Street, New York, NY 10013
Payment Details: (Line 70):	NIH 75080031 License Number (L-XXX-XXXX)
Name of Licensee
Detail of Charges (line 71a):	Charge Our

Checks

All checks should be made payable to “NIH Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should be sent directly to the following address:

National Institutes of Health (NIH)
P.O. Box 979071
St. Louis, MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank
Government Lockbox SL-MO-C2GL
1005 Convention Plaza
St. Louis, MO 63101
Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health (NIH)
Office of Technology Transfer
Royalties Administration Unit
6011 Executive Boulevard
Suite 325, MSC 7660
Rockville, Maryland 20852

NATIONAL INSTITUTES OF HEALTH

SECOND AMENDMENT TO L-l 07-2007/0

This is the second amendment (“Second Amendment”) of the agreement by and between the National Institutes of Health (“NIH”) within the Department of Health and Human Services (“HHS”), and UniQure biopharma B.V. (formerly Amsterdam Molecular Therapeutics N.V. (AMT)) having an effective date of May 2, 2007 and NIH Reference Number L-107-2007/0, and having been amended for the first time on December 31, 2009 (NIH Reference L-107-2007/1) (“Agreement”).  This Second Amendment, having NIH Reference Number L-107-2007/2, is made between the NIH through the Office of Technology Transfer, NIH, having an address at (6011 Executive Boulevard, Suite 325, Rockville, Maryland 20852-3804, U.S.A., and UniQure biopharma B.V. (formerly Amsterdam Molecular Therapeutics N.V. (AMT)), having an office at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“Licensee”).  This Second Amendment includes, in addition to the amendments made below, 1) a Signature Page, and 2) Attachment 1 (Royalty Payment Information).

WHEREAS, NIH and Licensee desire that the Agreement be amended a second time as set forth below in order to

a)                                     Change the name of Licensee from Amsterdam Molecular Therapeutics N.V. (AMT) to UniQure biopharma B.V. (UniQure).  This name change is the result of a transaction that took place on 30 March 2012, whereby AMT, a public company, was liquidated and all its operations and stocks were transferred to UniQure, a privately held company.

b)                                     Modify language related to financial terms associated with sublicensing, so as to cause a reduction in financial obligations due to NIH from sublicensing of the Agreement by Licensee in order to expedite the development of therapeutics for rare diseases.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, NIH and Licensee, intending to be bound, hereby mutually agree to the following:

1)                                     a)                                     In Cover page following the list of “licensed patent and patent application”, the name of Licensee has been changed to UniQure biopharma B.V.

b)                                     In the signature page under “signature of authorized official”, under “Official and Mailing Address for Agreement notices”, and under “Official and Mailing Address for Financial notices” “Amsterdam Molecular Therapeutics” has been changed to UniQure biopharma B.V.

c)                                      In the caption of the Agreement AMT is changed to UniQure.

2)                                     a)                                     Paragraph 6.6 is deleted in its entirety and replaced with the following:

6.6                               No multiple royalties shall be payable if any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.  In the event that this Agreement and NIH license L-116-2011/0 as amended from time to time apply to the same product sold by the Licensee or its sublicensees, then the Licensee shall only pay earned royalties, benchmark royalties, and sublicensing royalties under NIH license L-l16-2011/0.

b)                                     In Appendix C, the second occurrence of Roman numeral “IV” at the bottom of the page is replaced with Roman numeral “VI”.  Section VI has been deleted in its entirety and replaced with the following:

Licensee agrees to pay NIH additional sublicensing royalties on the fair market value of any consideration received for granting each sublicense within [**] days of the execution of each sublicense as follows:

(i) For any sublicense executed by the Licensee before the [**], Licensee agrees to pay a sublicensing royalty of [**] percent ([**]%); and

(ii) For any sublicense executed by the Licensee after the [**], Licensee agrees to pay a sublicensing royalty of [**] percent ([**]%); and

(iii) For any sublicense executed by the Licensee either [**], Licensee agrees to pay a sublicensing royalty of [**] percent ([**]%).

Contractual payments made by a sublicensee to the Licensee or an Affiliate received after the effective date of this Agreement for costs, services and expenses for the Licensee or Affiliate to perform research and development activities, or to conduct, supervise or participate in one or more clinical trial(s) for the development of the Licensed Products, or to manufacture clinical and commercial batches of Licensed Products, shall not be accounted for in the calculation of sublicensing royalties.

3)                                     Licensee shall pay NIH an amendment issue royalty in the sum of [**] US Dollars ($[**]) as follows:

i)                                         [**] Dollars ($[**]) shall be paid by Licensee within [**] days of the effective date of this Second Amendment.

ii)                                      The remaining amount of [**] Dollars ($[**]) shall be paid to NIH upon execution by Licensee of any new sublicensing or partnership agreement, or on the first anniversary of this Second Amendment, whichever occurs first.

4)                                     In the event any provision(s) of the Agreement is/are inconsistent with Attachment 1, such provision(s) is/are hereby amended to the extent required to avoid such inconsistency and to give effect to payment information in such Attachment 1.

5)                                     All terms and conditions of the Agreement not herein amended remain binding and in effect.

6)                                     The terms and conditions of this Second Amendment shall, at NIH’ sole option, be considered by NIH to be withdrawn from Licensee’s consideration and the terms and conditions of this Second Amendment, and the Second Amendment itself, to be null and void, unless this Second Amendment is executed by Licensee and a fully executed original is received by NIH within [**] days from the date of NIH signature found at the Signature Page.

7)                                     This Second Amendment is effective on May 31, 2013 upon execution by all parties.

SECOND AMENDMENT TO L-107-2007/0

SIGNATURE PAGE

In Witness Whereof, the parties have executed this Second Amendment on the dates set forth below.  Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For NIH:

/s/ Richard U. Rodriguez	5-23-13
Richard U. Rodriguez	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address or E-mail Address for Agreement notices and reports:

Chief, Monitoring & Enforcement Branch, DTDT
Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

E-mail: LicenseNotices_Reports@mail.nih.gov

For Licensee (Upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

/s/ Jorn Alday	5-31-13
Jorn Alday, CEO, uniQure biopharma B.V.	Date

I.                                        Official and Mailing Address for Agreement notices:
Chief Executive Officer;
Legal@uniqure.com

II.                                   For invoices, payments, and Financial notices (including royalty payments):
Finance Dept
Finance@uniqure.com

uniQure biopharma B.V.
Meibergdreef 61
1105BA Amsterdam
The Netherlands

Phone:                                                          0031 205667394

Fax:                                                                       0031 20 566 9272

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

ATTACHMENT 1 - ROYALTY PAYMENT OPTIONS

The OTT License Number MUST appear on payments, reports and correspondence.

Automated Clearing House (ACH) for payments through U.S. banks only

The NIH encourages our licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH).  Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov.  Locate the “NIH Agency Form” through the Pay.gov “Agency List”.

Electronic Funds Wire Transfers

The following account information is provided for wire payments.  In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDW1RE should be sent directly to the following account:

Beneficiary Account:	Federal Reserve Bank of New York or TREAS NYC

Bank:	Federal Reserve Bank of New York

ABA#	021030004

Account Number:	75080031

Bank Address:	33 Liberty Street, New York, NY 10045

Payment Details:	License Number (L-XXX-XXXX)

Name of Licensee

Drawn on a foreign bank account should be sent directly to the following account.  Payment must be sent in U.S. Dollars (USD) using the following instructions:

Beneficiary Account:	Federal Reserve Bank of New York/ITS or FRBNY/ITS

Bank:	Citibank N.A. (New York)

SWIFT Code:	CITIUS33

Account Number:	36838868

Bank Address:	388 Greenwich Street, New York, NY 10013

Payment Details (Line 70):	NIH 75080031 License Number (L-XXX-XXXX)

Name of Licensee

Detail of Charges (line 71 a):	Charge Our

Checks

All checks should be made payable to “NIH Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should be sent directly to the following address:

National Institutes of Health (NIH)
P.O. Box 979071
St. Louis, MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank
Government Lockbox SL-MO-C2GL
1005 Convention Plaza
St. Louis, MO 63101
Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health (NIH)
Office of Technology Transfer
Royalties Administration Unit
6011 Executive Boulevard
Suite 325, MSC 7660
Rockville, Maryland 20852

NATIONAL INSTITUTES OF HEALTH

THIRD AMENDMENT TO L-107-2007/0

This is the third amendment (“Third Amendment”) of the agreement by and between the National Institutes of Health (“NIH”) within the Department of Health and Human Services (“HHS”), and UniQure biopharma B.V. (formerly Amsterdam Molecular Therapeutics (AMT) B.V.) having an effective date of May 2, 2007 as amended for the first time on December 31, 2009, and amended for the second time on May 31, 2013, and having NIH Reference Number L-107-2007/0, L-107-2007/1, and L-107-2007/2 respectively (“Agreement”). This Third Amendment, having NIH Reference Number L-107-2007/3, is made between the NIH through the Office of Technology Transfer, NIH, having an address at 6011 Executive Boulevard, Suite 325, Rockville, Maryland 20852-3804, U.S.A., and UniQure biopharma B.V. (formerly Amsterdam Molecular Therapeutics (AMT) B.V.), having an office at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“Licensee”). This Third Amendment includes, in addition to the amendments made below, a Signature Page.

WHEREAS, NIH and Licensee desire that the Agreement be amended a third time as set forth below in order to a) clarify the Field of Use, and b) to update appendices D and E of the Agreement to capture all of Licensee’s past, current and future Commercial Development Plan,

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, NIH and Licensee, intending to be bound, hereby mutually agree to the following:

1)             In Appendix B Paragraph I, replace the Licensed Field of Use with the following:

Use of Licensed Patent Rights for development and sale of AAV related products

2)             Replace Appendix D with Appendix D attached to this Second Amendment as EXHIBIT 1.

3)             Replace Appendix E with Appendix E attached to this Second Amendment as EXHIBIT 2.

4)             All terms and conditions of the Agreement not herein amended remain binding and in effect.

5)             The terms and conditions of this Third Amendment shall, at NIH sole option, be considered by NIH to be withdrawn from Licensee’s consideration and the terms and conditions of this Third Amendment, and the Third Amendment itself, to be null and void, unless this Third Amendment is executed by Licensee and a fully executed original is received by NIH within [**] days from the date of NIH signature found at the Signature Page.

6)             This Third Amendment is effective on the date of execution by the last party to execute this Third Amendment.

A-041-2014

CONFIDENTIAL
second Amendment of L-107-2007/0	[Final] UniQure biopharma, B.V.	October 29, 2013
Model 09-2006 (updated 8-2010)		L-107-2007/3

1

THIRD AMENDMENT TO L-107-2007/0

SIGNATURE PAGE

In Witness Whereof, the parties have executed this Third Amendment on the dates set forth below. Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For NIH:

/s/ Ricahrd U. Rodriguez	11-6-13
Richard U. Rodriguez	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address or E-mail Address for Agreement notices and reports:

Chief, Monitoring & Enforcement Branch, DTDT
Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

E-mail: LicenseNotices_Reports@mail.nih.gov

For Licensee (Upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

/s/ Piers J. Morgan — PJ Morgan CFO	November 11, 2013
Piers J Morgan, CFO, uniQure biopharma B.V.	Date

I         Official and Mailing Address for Agreement notices:

Chief Executive Officer;

Legal@uniqure.com

II    For invoices, payments, and Financial notices (including royalty payments):

Finance Dept

Finance@uniqure.com

uniQure biopharma B.V.
Meibergdreef 61
1105BA Amseterdam
The Netherlands

Phone:                                                                      0031 205667394

2

Fax:                                                                                   0031 20 566 9272

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

3

EXHIBIT 1

APPENDIX D — BENCHMARKS AND PERFORMANCE (L-107/2007)

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within [**] days after achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

Note:                  No formal Phase III clinical trial is required for Marketing Approval for any Orphan Indication

Benchmarks for lead Licensed Product (AMT-011 also known as Glybera™)

[**]

Benchmarks for another Orphan Indication Licensed Product (AMT-021 or equivalent)

[**]

Benchmarks for a non-Orphan Indication Licensed Product (AMT-090 or equivalent)

[**]

1

EXHIBIT 2

APPENDIX E — COMMERCIAL DEVELOPMENT PLAN (L-107-2007)

The table below (table 1) presents a comprehensive list of all uniQure research and development projects utilizing the Licensed Patent Rights, according to main disease site and divided into projects that are, a) commercial projects, b) already in development stages, c) active research (there is already internal research activity ongoing and d) exploratory research projects (currently being considered as potential projects worth further investigation in the near future).

Table 1: uniQure R&D projects

Brain & CNS (AAV5 based unless otherwise indicated)
Commercial Projects	[**]	[**]
[**]
Development Projects	[**]	[**]
Active Research Projects	[**]	[**]
Exploratory Research Projects	[**]	[**]

Detailed information on the commercial, development and active research projects is provided below.

NOTE:  All dates contained in this Commercial Development Plan are projected estimates only.

A)  Commercial Projects

Glybera

Glybera, an AAV1 based product for lipoprotein lipase deficiency, was approved under exceptional circumstances by the EMA in October 2012. Currently uniQure is in the phase of preparation of product launch, for which it has found a partner in Chiesi. It is our aim together with Chiesi to launch in Europe in the first half of 2014. The commercialization agreement with Chiesi has been shared with NIH.

uniQure is actively working on post-approval commitments which came with the approval under exceptional circumstances. Besides some CMC related commitment, there is a commitment for a Phase IV study to collect more biomarker data on the chylomicron handling before and after treatment with Glybera as well as setting up a registry for LPLD patients. Both studies are in progress and in accordance with timelines of the commitments to the EMA.

Furthermore, uniQure has initiated the first campaign for the product of commercial product. This campaign is ongoing and will result in release of the first batch in quarter 1, meeting the planning of  the launch of Glybera.

In the context of the European pricing and reimbursement (P&MA) preparations for Glybera, these have been initiated and efforts are ongoing to prepare a pricing strategy as well as a European Core value Dossier (CVD). The agency selected to support the development of the pricing strategy as well as the European CVD has been nominated following a thorough screening and selection process, - the mutual CDA does not allow a disclosure of the agency, which has been agreed with our partner Chiesi. Please be aware that the continued management of the P&MA preparations is now led by Chiesi, who have the commercialization rights for Glybera in the EU.

The P&MA dossier is the crystallization of a multifactorial approach to P&MA and will focus on the Clinical and Epidemiology Data & Publications, Economic Tools & Data, P&MA Strategy and Goals as well as P&MA

1

Implementation & Tactics.

The Initial evaluation and assessment of the current available market information is sparse due to the new concept of introducing the first gene therapy, a market which today has basically no treatment for LPLD patients and the first time introduction of a one-time administration treatment for an ultra-rare disease.

Key clinical data will be incorporated into the CVD and translated into value statements and economic benefits that will provide rationale and evidence for the positioning of Glybera® with key stakeholders, especially physicians and payers.

The Core Value Dossier is, therefore, a crucial vehicle to deliver the P&MA strategy for Glybera® and support tactical execution. Based on the initial preparations, a stepwise approach to the design and development of the Core Value Dossier for Glybera® has been planned.

In the event that serious gaps exist in the data and/or major problems are identified in this initial review, with regard to the usability and credibility of the data with payers and customers, these issues will be discussed between Chiesi and uniQure.

The Glybera® Core Value Dossier will be the internal reference document summarizing the available evidence and documentation and developing these into value statements and approaches to the various relevant stakeholders.

The CVD structure is designed to bring consistency to the messages delivered in each country and, at the same time, provide the depth of information on each point to allow for the essential local market tailoring.

As per 30th September 2013, Chiesi has reported having one informal meeting with a European Health authority to discuss the process and management of the P&MA dossier.  As the meeting was informal there was no agenda and no official minutes have been taken. As per 30th September, no reimbursement reports are available. The on-going development of the CVD and the pricing strategy are managed by the same agency.

Discussions with the FDA were started in August of 2013, which will be followed by filing of an IND in Q1 of 2014.

uniQure is currently developing a geographical expansion strategy to find partners and product approval in other territories, such as Israel, Canada and South Korea.

2

Liver Programs

B) Development Programs

1.              AMT-021 for Acute Intermittent Porphyria

Disease Background

Acute Intermittent Porphyria, or AIP, is a rare liver metabolic disorder resulting from mutations in the PBGD gene. This gene encodes for the enzyme porphobilinogen deaminase (also known as hydroxymethylbilane synthase — HMBS), a liver protein necessary for the production of heme, a component of hemoglobin and other blood proteins. Insufficient activity of this protein leads to an accumulation of toxic metabolites (ALA and PBG), resulting in a wide variety of serious clinical problems, including acute, severe abdominal pain, muscular weakness and an array of neurologic manifestations, including psychiatric episodes, seizures and coma. In the majority of cases, attacks are triggered by precipitating factors such as hormonal fluctuations, infections, drugs and dietary changes. Long-term consequences may include irreversible nerve damage, liver cancer and kidney failure. Patients with AIP experience regular hospitalizations and extremely poor quality of life, and may in some cases require liver transplants. Acute attacks can be life-threatening. Current therapies only target the disease symptoms and do not prevent attacks or fully minimize or control their consequences.

A recent epidemiological study reported that, in Europe (excluding Sweden), the incidence of AIP is 0.13 per million population per year and based on that they estimated a prevalence of 5.9 per million population (Elder et al., 2012). In Sweden the incidence and prevalence of AIP are about four times higher than in the rest of Europe due to a founder effect originating in Lappland (Floderus et al., 2002).  The frequency in the United States is estimated to be 1-5 cases per 100,000 population (www.emedicine.medscape.com/article/205220-overview#a0199).

Overview of AMT-021 Program

The goal of our AMT-021 program is to provide long-term normalization of the PBGD protein in order to prevent acute AIP attacks and their complications.

The program has been developed through a collaborative agreement with the Foundation for Applied Medical Research (FIMA), its Center for Applied Medical Research (CIMA) and its commercialization arm, DIGNA Biotech, of the University of Navarra (Pamplona, Spain). Part of the funding to support for the Phase I trial (including GLP safety & toxicology studies and the observational trial) was secured through the European Commission Framework Programme 7  award (€3.3 million, grant agreement 261506) made to the AIPGENE consortium (www.aipgene.org/), of which uniQure is a partner.

UniQure holds an exclusive license to the gene cassette being used in the Phase I clinical trial. Under our agreement with DIGNA Biotech and the other consortium members, Licensee has an exclusive right to all data related to the program.

Preclinical Development

•                  Product Profile

AMT-021 is designed to be delivered systemically through a peripheral vein in a single administration.

AMT-021 or rAAV5-hPBGD, is a recombinant adeno-associated vector of serotype 5, consisting of:

3

•                  Inverted terminal regions or ITRs of the adeno-associated serotype 2

•                  A human codon optimized porphobilinogen deaminase gene or hPBGDco as the therapeutic gene

•                  A liver specific promoter constituted by the albumin enhancer (Ealb) and the alfa-1-antitrypsin promoter (hAAT)

•                  Pre-clinical Proof of Concept

Pre-clinical proof of concept (PoC) studies have been performed using the AIP murine model developed by Lindberg et al. (1999).  In these studies, long term therapeutic efficacy was achieved.  More specifically, at 5x1013 gc/kg, metabolic correction of the hepatic PBGD enzyme activity, normalization of the PBG and ALA precursor’s accumulation in urine and improvement of the motor coordination were observed. Additionally, a complete neurological study indicated the correction of neurotoxic porphyrin precursors was able to restore nerve conduction and the impaired peripheral neuropathy.

In non-human primates (NHP) treated with AMT-021 at a dose of 5x1013 gc/kg endogenous PBGD enzymatic activity increased by a factor of two in male and between three and five times in female animals.

•                  Non-clinical safety & toxicology studies

The following table presents a summary of the AMT-021 non-clinical safety and toxicology studies that have been conducted to support the clinical development program.

Parameter to be assessed	Study performed	Results
[**]	[**]	[**]
[**]	[**]	[**]

4

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

1.1.1                     Summary of AMT-021 Preclinical Development Program

Single intravenous administration of AMT-021 into wild type mice and Rhesus macaques results in:

•                  Efficient liver transduction resulting in dose dependent increase in viral RNA copy numbers and in turn producing increased PBGD activity

•                  No morbidity, no changes in body weight or food intake

•                  No changes in biochemistry, hematology, coagulation and urinalysis associated with AAV5-hPBGD

•                  Negative vector shedding [**] days after viral administration in serum, saliva, nasal secretions, urine, faeces and semen

•                  Tissue biodistribution that is mainly limited to liver although some significant transduction was detected in spleen, lymph nodes, heart and adrenal glands

•                  Specific hepatic PBGD expression

Clinical Development Program

The key regulatory and clinical development best estimate milestones for AMT-021 include the following,

• EMA Orphan Drug Designation (EU/3/09/632)	[**]

• FIMA/ CITA/ UTE/ DIGNA - AMT Collaborative Agreement	[**]

• EU-FP7 AIPGene Consortium	[**]

• Observational Study AEMPS approval	[**]

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• Observational Study start	[**]

• Phase I Study AEMPS approval	[**]

• Phase I Study: first patient treated	[**]

• Phase I Study: last patient treated	[**]

Expected milestones

• Phase II/III start:	[**]

• MAA/ NDA submission:	[**]

• Observational trial

A prospective non-interventional (pre-treatment) observational study started at the end of 2011 that aims to assess the evolution of disease-related clinical and laboratory parameters in time, as well as characterize aspects of disease management such as AIP-related hospitalization. This baseline assessment is intended to study possible relationships between biochemical parameters and clinical endpoints that will in turn be valuable in evaluating any signs of efficacy in the Phase I trial as well as in subsequent trials. [**] patients are expected to be enrolled who after completion of this observational phase would then enter the interventional stage of the program, i.e., first-in-human clinical study (Phase I). The observational study is to last for at least [**] months for each participant.

To date all [**] AIP-patients have been recruited into the observational study and all but one have completed a minimum of [**] months pre-treatment assessments.  The last patient completed the observational study in August 2013.

•                  Phase I trial

The Investigational Medicinal Product Dossier (IMPD) was submitted to the AEMPS (Spanish Agency for Medicines and Medical Devices) in June 2012 and was approved by the Agency in October 2012.

The Phase I study is a multicenter, open label, prospective, interventional, single dose, dose-escalation clinical trial to investigate the safety and tolerability of AAV5-hPBGDco (AMT-021) in patients with severe Acute Intermitted Prophyria (Eudra CT no. 2011-005590-23).

The primary objective is to assess the safety of systemic administration and determine the maximum tolerated doses (MTD). Secondary objectives include urinary levels of toxic metabolites (ALA and PBG), disease symptoms evaluation, quality of life evaluation and assessment of pharmacokinetics. Exploratory objectives include, neurological involvement, identification of novel biomarkers and pharmacokinetic modeling.

The Phase I study was initiated in December 2012 in the Department of Medicine (Liver Unit) at the University Clinic of the University of Navarra (Pamplona, Spain). There are [**] patients per cohort and [**] cohorts in the trial (each cohort receiving 5x1011, 2x1012, 6x1012 or 1.8x1013 gc/kg) and all patients will be followed- up for [**] as part of the Phase I study.

All [**] patients who completed the observational trial have also been treated as part of the Phase I study.  In the [**] treated patients, no Serious Adverse Events, Treatment Emergent Adverse Events or Liver Events (Dose Limiting Toxicities - DLT’s) related to the study medication have been observed to date.

6

•                  Future Clinical Development

It is envisaged that the Phase II/III will be a confirmatory trial where the study population and the outcomes to be assessed (efficacy endpoints — clinical and biochemical) will be based on those as for Phase I. Licensee also intends to carry out the study in both Europe and the USA.

Summary of AMT-021 Clinical Development Program

•                  The first time an AAV5 gene therapy product has been tested in humans

•                  The first time an AAV gene therapy product has been tested in humans at such high dose, i.e., 1.8x1013 gc/kg

•                  No Serious Adverse Events, Treatment Emergent Adverse Events or Liver Events (DLT’s) related to the study medication have been observed in the Phase I study to date

•                  The Phase I is expected to be completed in [**] and Phase II/III is expected to start by the end of [**]

•                  The Phase II/III program will run in parallel in Europe and US where MAA and NDA, respectively, are expected in [**]

2.              AMT-060 for Hemophilia B

Disease Background

Hemophilia B is a serious inherited orphan disease in males characterized by insufficient blood clotting. The condition can lead to repeated and sometimes life-threatening episodes of external and internal bleeding following accidental trauma or medical interventions. The episodes may cause long-term damage, for example to the joints, and may be fatal if they occur in the brain. The deficient blood clotting is caused by the lack of functional human Factor IX, or hFIX, a blood clotting factor, as a result of mutations in the gene responsible for encoding this essential protein. The presence of hFIX at greater than 1% of normal levels has a therapeutic effect in promoting clotting. The current standard treatment is prophylactic protein replacement therapy, in which frequent intravenous administrations of recombinant Factor IX (often 2-3 times per week) are required to stop or prevent bleeding. Protein replacement therapy is costly ($150,000-200,000 per patient per year) and burdensome, and does not completely prevent bleeding.

The total Hemophilia B patient population in the European Union and the United States is estimated at approximately 25,000, according to the World Federation of Hemophilia 2010 Report on the Annual Global Survey. About 40% of individuals with the disease have a severe disorder, characterized by functional factor IX levels that are less than 1% of normal, whereas moderately severe Hemophiliacs (about 30% of the Hemophiliac population) have 1%-5% of normal and those with the mild phenotype (the remaining 30%) have between 5% and 40% of normal factor IX levels (www.orpha.net). Based on these estimates Licensee believes that approximately 70-85% of the worldwide patient population would be eligible for treatment with gene therapy. Licensee believes that the treatment would not be appropriate for those patients with very mild disease phenotype.

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Overview of AMT-060 Program

The goal of our AMT-060 program is to restore blood clotting on a long-term basis through the introduction of the functional gene for hFIX into the patient’s liver cells.  Licensee is currently in the process of finalizing pivotal (GLP) safety and toxicology studies and preparing to conduct a Phase I trial.

Preclinical Development

•                  Product Profile

AMT-060 is designed to be delivered systemically through a peripheral vein in a single administration.

The use of recombinant adeno-associate vectors (rAAV) of serotype 5 (rAAV5) for targeted gene delivery to the liver was pioneered by St. Jude Children’s Research Hospital (SJCRH) where for pre-clinical experiments the hFIX expression cassette was packaged into AAV5 capsids in HEK-293T mammalian cells. HEK-293 produced AAV5-hFIX is not suitable for further development because as a production system it is not amenable to large-scale production. To allow up scaling, the expression cassette has now been transferred into uniQure’s proprietary baculovirus expression vector system (BEVS) that can be adapted to a GMP setting. The resulting vector produced using the baculovirus expression system is termed AAV5-hFIXco or AMT-060.  Licensee also holds a license from SJCRH to the gene cassette used in the currently ongoing Phase I/II AAV 2/8-LP1-hFIXco trial.

AMT-060, rAAV5-hFIXco, is a recombinant adeno-associated vector of serotype 5, consisting of:

•                  Inverted terminal regions (or ITRs) of the adeno-associated serotype 2

•                  A human codon optimized FIX gene (or hFIXco) as the therapeutic gene

•                  The liver specific promoter, LP1, derived from the human apolipoprotein hepatic control region and the human alpha-1-antitrypsin (or hAAT) promoter

•                  Virus serotype selection

The hFIXco expression cassette and rAAV5 or AAV8 vectors have been extensively studied in mice and non-human primate.  Both vectors have been shown to have similar tropism to (preference to transduce) the liver (Nathwani et al., 2007) and AAV5-hFIXco was shown to mediate expression of significant levels of human factor IX in non-human primates (NHP) during a monitoring period of more than 5 years (Nathwani et al., 2011). In this study none of the animals presented elevated liver enzymes levels or other signs of toxicity during the whole observation period. Liver examination by MRI scanning did not reveal any abnormalities in any of the animals.

These pre-clinical data suggest that i.v. administration of the AAV5-hFIXco vector is able to mediate a similar level of human factor IX as presented for AAV8-hFIXco, and such administration is not associated with safety concerns or immunogenicity against the human factor IX.

•                  Pre-clinical Proof of Concept

Pre-clinical PoC studies have been carried out in wild type mice, non-human primates (NHP) and are currently being completed in transgenic Hemophilia B mice. In wild type mice (C57Bl/6) intravenous administration of AMT-060 mice resulted in dose-dependent levels of (human) factor IX levels in murine plasma as determined by ELISA. Human factor IX levels amounted up to 11% of those in normal human plasma 4 weeks after infusion of 5x1012 gc/kg, demonstrating that AAV5-hFIXco produced in the BEVS is biologically active.

8

In Rhesus monkeys dosed with AMT-060 (5x1012 gc/kg) by intravenous infusion, human FIX levels peaked to 7%-16% of normal human levels one week after infusion, and stabilized to 5-10% of normal human levels 4 weeks after infusion until sacrifice (12 weeks after dosing). These kinetics are in accordance with those observed in previous studies (Nathwani et al., 2007; Jiang et al., 2006), indicating that i.v. administration of AAV5-hFIXco produced in BEVS results in a level of factor IX in plasma that is similar to that produced using AAV5-hFIXco produced in HEK293 cells. Post mortem, (RT)-QPCR demonstrated homogeneous vector DNA delivery and transgene expression in the liver. No signs of adverse reactions were observed. Infusion was associated with slight and transient effects in plasma chemistry shortly after dosing, such as a brief increase of liver enzyme activity levels, consistent with infusion of a viral protein. Necropsy revealed no significant macroscopic or microscopic abnormalities.

Preliminary data in Hemophilia B mice indicate that treatment with AMT-060 induces normalization of FIX levels as well as clotting time.

•                  Non-clinical safety & toxicology studies

The following table presents a summary of the AMT-060 non-clinical safety and toxicology studies that are being conducted to support the clinical development program.

Parameter to be assessed	Study performed	Status
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Summary of AMT-060 Preclinical Development Program

•                  AAV5-hFIXco shows similar liver tropism to AAV8-hFIXco and results in significant and long lasting increase in FIX expression.

•                  Single intravenous administration of AMT-060 into wild type mice and Rhesus macaques results in significant and long lasting hFIX levels with no noticeable adverse events and no macroscopic or microscopic findings.

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•                  GLP safety and toxicology studies are expected to be completed in [**].

Clinical Development Program

The key regulatory and clinical development milestones for AMT-060 include the following,

• EMA Orphan Drug Designation:	[**]

• FDA Orphan Drug Designation:	[**]

• EMA Scientific Advice:	[**]

• EMA Phase I Protocol Advice:	[**]

• GLP Safety & Tox Studies:	[**]

Expected milestones

• IMPD submission:	[**]

• Phase I start:	[**]

• Phase II/III start:	[**]

• MAA/ NDA submission:	[**]

• Phase I trial

The Phase I study will be a multicenter, open label, prospective, interventional, single dose, dose-escalation clinical trial to investigate the safety and tolerability of AAV5-hFIXco (AMT-060) in patients with severe Hemophilia B.

The primary objective is to assess the safety of systemic administration and determine the maximum tolerated doses (MTD). Secondary objectives include:

•                  To estimate the appropriate dose required to achieve stable expression of hFIX at or above 3% of normal

•                  To evaluate kinetics (dose-related duration and magnitude) of expression

•                  To assess the immune response to hFIX transgene product

•                  To assess the immune response to the AAV5 capsid proteins

•                  To assess viral shedding in various body fluids (including semen)

•                  To assess the occurrence of FIX inhibitors

•                  To evaluate coagulation parameters

•                  To assess need for FIX concomitant treatment

[**] male adults patients (>18 year old to <35 year old) with genetically confirmed Hemophilia B and phenotypically defined as having severe disease (<1% of normal plasma FIX levels) are expected to be enrolled.  Initial patient follow-up will last for [**] months as part of the Phase I trial.

10

•                  Future Clinical Development

It is envisaged that the Phase II/III will be a confirmatory trial where the study population and the outcomes (efficacy endpoints — clinical and biochemical) will be based on those for the Phase I. Licensee will also consider expanding the patient population to moderately severe patients and intend to carry out the study in both Europe and USA.

Summary of AMT-060 Clinical Development Program

•                  The IMPD is planned to be submitted in [**]

•                  Phase I is planned in patients with severe Hemophilia B and is expected to start in [**]

•                  [**]

•                  The Phase II/III program will run in parallel in Europe and USA where MAA and NDA, respectively, are expected in [**]

The Hemophilia B program has been partnered with Chiesi. The co-development agreement has ben shared with NIH.

C) Active Research Projects

1.              Hemophilia A

Disease Background: Hemophilia A (HA) is a genetic, X-linked, recessive disorder caused by production of dysfunctional or by production of insufficient amount of factor VIII (FVIII) protein, a key protein involved in the blood coagulation cascade.  Hemophilia A patients suffer from spontaneous bleeding in the large joints and soft tissue, and are at risk for intracranial hemorrhage.  Recurrent episodes of joint bleeding can lead to crippling arthropathy, particularly in severely affected patients.  HA comprises the majority of hemophilia patients (80%), with incidence of ~1:10,000 to 1:50,000 males affecting 400,000 people worldwide.

Numerous mutations in the FVIII gene have been described giving rise to different disease phenotypes.  Similarly to Hemophilia B (HB), individuals with less than 1% active factor are classified as having severe hemophilia, those with 1—5% active factor have moderate hemophilia, and those with mild hemophilia have between 5—40% of normal levels of active clotting factor.

Clinical need: HA seems an excellent candidate for gene therapy (GT) as it is a well characterized monogenic disorder.  The product of the FVIII gene is a plasma protein which is normally secreted by hepatocytes and endothelial cells but can also be expressed in other cell types, e.g., adipocytes, mycoytes or fibroblasts.  Furthermore, only modest increase >1% can markedly reduce spontaneous bleedings.  The effects of gene therapy can be readily monitored by changes in phenotype and by obtaining peripheral blood to measure FVIII antigen levels and clotting factor activity.  Currently, treatment for HA consists of infusion of either plasma-derived or rFVIII protein for bleeding episodes.  Although, prophylactic infusion of FVIII concentrates is generally effective in alleviating bleeding episodes and subsequent joint disease, the short half-life of FVIII (~12 hours) and the high cost of purified FVIII products make life-long prophylactic treatment demanding for patients and costly.

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Feasibility

Gene: The gene of factor VIII is located on the long arm of the X chromosome.  It spans over 180 kb, and as such is one of the largest genes known.  It comprises of 26 exons, which encode a polypeptide chain of 2351 amino acids including a signal peptide of 19 and a mature protein of 2332 amino acids.  It is a secreted protein.  Its primary structure, deduced from the cloned factor VIII cDNA, includes discrete domain structure: A1-a1-A2-a2-B-a3-A3-C1-C26-8.  The B domain is unique in that it exhibits no significant homology with any other known protein and can be deleted with the resulting recombinant protein displaying essentially normal survival in circulation and able to correct the bleeding tendency in HA patients.

[**]

A proof of concept study has been initiated involving a number of FVIII construct and including full FVIII codon optimized gene.  The study aims to characterize the viral DNA, formation of episomes upon delivery of the expression cassette to the nucleus, resulting mRNA and FVIII protein.  The potency of the vector is currently being investigated in a number of animal models.

It is our aim to develop this product to clinical stage Phase I by the [**]. Duration of clinical development and further timelines have not been defined.

Development overview to IMPD:

[**]

Completion of vector optimization work will provide the first milestone (Go/No Go) for the project.

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Safety Assessment: The disease and gene therapy approach are similar (or equivalent) to Hemophilia B where no major safety concerns have been described.

2.              Cirrhosis

Disease Background: Liver cirrhosis is a consequence of chronic liver disease characterized by replacement of liver tissue by fibrosis, scar tissue and regenerative nodules (resulting from regeneration of damaged tissue), leading to loss of liver function.  The four leading causes of cirrhosis and primary liver cancer in Europe include harmful alcohol consumption, viral hepatitis B, viral hepatitis C and metabolic syndromes related to overweight and obesity.  The European Association for the Study of the Liver in its 2013 report reported that approximately 29 million people in the European Union suffer from a chronic liver condition and that the incidence and prevalence of two conditions, cirrhosis and primary liver cancer, are key to understanding the burden of liver disease.  Both conditions represent the end-stage of liver pathology and thus are indicative of the associated mortality.

The hypothesis behind this project is that liver cirrhosis is a state of IGF-I insufficiency and low expression of IGF-I locally in the liver will revert and/ or prevent further exacerbation of cirrhosis.  A confidentiality agreement concerning this project was signed between DIGNA/ CIMA and uniQure in October 2012.

[**]

Clinical evidence to support disease linkage includes the following:

•                  In patients suffering from liver cirrhosis circulating IGF-I levels (or IGF-BP3) correlate with disease severity scores; Child-Pugh and MELD (Kratzsch et al., 2005; Khoshnood et al., 2013).

•                  A short course (for 4 months) of IGF-I recombinant therapy treatment increased the levels of albumin and tended to improve energy metabolism (surrogates for liver function) & the levels of serum albumin positively correlated with IGF-I/IGF-I BP3 ratio (Conchillo et al., 2005).

Clinical need: Transplantation is the only curative option for the disease and contraindications to transplantation include, a) co-morbidities (e.g., TB), b) over 65 years of age, c) coronary artery disease and d) tumours in previous 5 years.

The initial target population for IGF-I gene therapy for liver cirrhosis could/ would be those cirrhotic patients with

13

IGF-I insufficiency (i.e., 50% of all cirrhotic patients), possibly patients with Child-Pugh A and/ or B score and with IGF-I levels below normal values.  An ODD application for this specific population may be considered.  The table below indicates the Child-Pugh scoring scheme for liver disease prognosis.

Points	Class	One year survival	Two year survival
5-6	A	100%	85%
7-9	B	81%	57%
10-15	C	45%	35%

Feasibility:

Gene: The IGF1 gene is located on chromosome 12 and spans 7.3 kb encoding a 70 amino acid residue protein. It contains 6 exons, 4 of which are alternatively spliced depending on tissue type and hormonal environment.  The IGF1 coding region is flanked by sequences encoding an amino-terminal peptide of at least 25 residues and a carboxyl-terminal peptide of 35 amino acids which indicates that IGF1 is synthesized as a precursor protein that undergoes proteolytic processing at both ends before being secreted.

[**]

Animal models: A rat model is available with CIMA and has been used for proof of concept studies.  A number of other small animal models have been described (Liu et al., 2013).

Biomarkers: Circulating IGF-I (and other related proteins) can be monitored using commercially available methodology.  However the relevance of this to liver (local) levels of IGF-I and whether GT can deliver sufficient amounts of IGF-I that that can be readily detectable in the circulation need to be established.

Liver function and signs of cirrhosis can be monitored following well established standard procedures (e.g., liver enzymes, markers of fibrosis etc.).

The PoC obtained at CIMA will have to be repeated with uniQure’s AAV5-IGF1 vector. Licensee is at the initial stages of research aiming to initiate a Phase I clinical trial by the [**].

Development overview to IMPD:

[**]

The GLP safety and toxicology studies will provide the first milestone (Go/No Go) for the project.

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Safety Assessment: Safety studies in rat disease models (8 months) and wild type rats  (8 weeks) showed no signs of toxicity due to treatment with SV40-IGF-I (Sobrevals et al., 2010).

Potential toxicity concerns include tumor formation and interference with insulin/ glucose metabolism albeit both issues are unlikely as the aim of this approach would be to upregulate levels of IGF-I where they are already below normal rather than to achieve supra-physiological levels.  In addition, gene therapy vectors are likely to induce lower level of localized expression without substantial increase in serum IGF-I levels.  Regarding potential for tumorigenesis, IGF-I therapy is thought to favor hepatocellular differentiation, i.e., opposes carcinogenesis, and studies have shown that sharp decrease in IGF-I in cirrhotic liver may contribute to hepatocellular carcinoma (HCC).  In addition it is believed that it is IGF-II that is the key player in HCC.  Furthermore, patients with existing tumor nodules in their liver could/ should be excluded from trials.

[NOTE: Hepatocellular carcinoma occurs at a rate of 1% to 4% per year after cirrhosis is established and cirrhosis underlies HCC in approximately 80%-90% of cases worldwide (Giovanna Fattovich  et al., 2004), i.e., the vast majority of cirrhotic patients do not develop HCC or at least they do not live live long enough to develop it]

3.              Hyperoxaluria

Disease Background: Primary hyperoxaluria type I (PH1) is a rare, autosomal recessive inherited metabolic disorder characterized by a deficiency of the hepatic enzyme alanine-glyoxylate aminotransferase (AGXT), which produces a marked increase in endogenous oxalate synthesis by the liver. Oxalate is a metabolic end product in humans and excess oxalate provokes hyperoxaluria, causing progressive urolithiasis, nephrocalcinosis and chronic renal failure, ultimately leading to end-stage renal failure (ESRF) and death if untreated.

It is the most common and severe variant among a spectrum of metabolic disorders resulting in hyperoxaluria.  The disease has an estimated prevalence ranging from 1 to 3 per 1 million individuals and an estimated incidence of 1-9:100,000 live births per year in Europe. However, higher rates are reported in historically isolated populations, like the Canary Islands. PH1 accounts for <1% of pediatric ESRF in developed countries.

A pre-clinical proof of concept study has already been conducted in collaboration with Eduardo Salido (University Hospital of Canary Islands) using AGXT knockout mice demonstrating that in the GT treated animals oxalurea reduced to normal levels with restoration of liver enzyme levels in the absence of any hepatotoxicity or immune reactions.

Clinical need:  Currently, most of the therapeutic options are diet-mediated to reduce the amount of glyoxylate intake and maximize the intake of vitamin B6.  The most effective treatment for PH1 is pre-emptive liver transplantation, alone or liver combined with kidney transplantation in ESRF.  There is therefore a clear need for alternative or new treatments options.

Feasibility:

Gene: the AGXT gene maps onto chromosome 2q36-q37, has a 10 kb coding sequence and contains 11 exons generating a 392-residue protein.

[**]

Animal models: Small animal models already exist and have been used for pre-clinical proof of concept studies.

Biomarkers: Measurements of oxalate are part of routine clinical practice for the disease setting and monitoring of kidney changes can also be done using standard techniques.

After a phase of further vector optimization it is our aim to develop this product for a first Phase I clinical study

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by [**]. Further development timelines have not been defined.

Development overview to IMPD:

[**]

The GLP safety and toxicology studies will provide the first milestone (Go/No Go) for the project.

Safety Assessment: At this stage is not possible to make any inferences in relation to potential safety concerns.

Central Nervous System Programs

A)            Development Programs

1.              AMT-110 for Sanfilippo B

Disease Background

Sanfilippo syndrome, or Mucopolysaccharidosis type III (MPSIII), is a rare lysosomal storage disorder (LSD) that occurs when enzymes needed to break down the heparan sulfate sugar chain are missing or are defective. Sanfilippo B is one of the four types of MPSIII that results in serious brain degeneration in children, and is generally lethal. The deficient enzyme responsible for the disease is alpha-N-acetylglucosaminidase (NaGlu). The clinical manifestations are mainly neurological, with early symptoms observed during the first five years of age, leading to a progressive deterioration of cognitive abilities. Affected children require specific care after age seven and progressively develop profound mental retardation with reduced somatic manifestations. Death frequently occurs at the median age of 15. No treatment is currently available.

Birth prevalences of 0.28—4.1 per 100, 000 have been reported (Valstar et al., 2008). More recently, He´ron et al. (2010) estimated the mean annual incidence for Sanfilippo B in France at 0.15 per 100,000 births.

Overview of AMT-110

The goal of our AMT-110 program is to provide a gene therapy for Sanfilippo B syndrome through the introduction of a functional NaGlu gene into the patients’ brain cells.

This project is being pursued together with the Pasteur Institute (Paris) whereby uniQure is responsible for developing the manufacturing process and producing clinical grade material and the Pasteur Institute for conducting the clinical trials.

Preclinical Development

•                  Product Profile

AMT-110 is designed to be delivered via intracranial administration.

AMT-110 or rAAV5-hNaGlu, is a recombinant adeno-associated vector of serotype 5, consisting of:

16

•                  Inverted terminal regions or ITRs of the adeno-associated serotype 2

•                  A human α-N-acetylglucosaminidase, or hNaGlu, gene the therapeutic gene

•                  The mouse phosphoglycerate kinase-1 promoter (muPGK)

•                  Pre-clinical Proof of Concept

Preclinical PoC studies were conducted in mouse and dog disease models at the Pasteur Institute. These studies showed that mice with MSPIIIB a single AAV5-NaGlu intracranial injection resulted in reversion of storage lesions throughout the brain and prevented loss of Purkinje cells. Furthermore, it improved animal behavior and corrected pathological featured of the disease including, neuro-inflammation, axonal transport, synaptic vesicle content and the autophagy defect.

[**]

•                  Non-clinical safety & toxicology studies

The following table presents a summary of the AMT-10 non-clinical safety and toxicology studies that have been conducted to support the clinical development program.

Parameter to be assessed	Study performed	Results
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Summary of AMT-110 Preclinical Development Program

•                  In animal models of Sanfilippo B, treatment with AAV5-hNaGlu ameliorated pathophysiological signs and symptoms of the disease.

17

•                  AMT-110 administered into the striatum of non-immunosuppressed rats and immunosuppressed rats and dogs produced long lasting presence of vector DNA in the brain and caused no mortality and no signs of toxicity.

Clinical Development Program

The key regulatory and clinical development milestones for AMT-110 include the following,

•                  1st Scientific Advice with French Regulatory Authorities                                                                                     [**]

•                  2nd Scientific Advice with French Regulatory Authorities                                                                                  [**]

•                  IMPD Submission                                                                                                                                                                                                                                                                                              [**]

•                  IMPD Approval                                                                                                                                                                                                                                                                                                         [**]

•                  Phase I start                                                                                                                                                                                                                                                                                                                             [**]

Expected Milestones

•                  Phase II/III start                                                                                                                                                                                                                                                                                                     [**]

•                  Registration                                                                                                                                                                                                                                                                                                                                                                               [**]

The Phase I/II study is a single center, open label, prospective, interventional, single dose of AAV5-hFIXco (AMT-060) trial in children with Sanfilippo type B syndrome. [**].

The primary objective of the study is to evaluate the clinical, radiological and biological safety of the treatment. The secondary objective is to collect samples and data to define exploratory tests that could become evaluation criteria for further clinical efficacy studies (Brain MRI; neurological tests and biological markers).

The study will be conducted at the Bicêtre Hospital which is part of the University Hospitals of South Paris and is expected to enroll a total of [**] children during an [**] months inclusion period. The duration of follow-up for each patient is [**]. The first patient was dosed in October 2013.

•                  Future Clinical Development

Licensee plans to complete the Phase I and start a Phase II/III trial in multiple sites worldwide.  Following initiation of this trial one of the options on how to proceed would be applying for approval for compassionate use to treat on a named patient basis. This can be well justified based on the size of the indication and lethality of the condition.

Summary of AMT-110 Clinical Development Program

•                  The IMPD was submitted in [**]

•                  Phase I was started in [**]

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1.2

2.              AMT-090 for Parkinson’s Disease

Disease Background

Parkinson’s Disease (PD) is a progressive neurodegenerative disorder that affects motor skills, speech, and other neurological functions. As the condition progresses, every action becomes increasingly difficult, and eventually impossible. The symptoms are caused by degeneration and death of nerve cells in the substantia nigra, a part of the brain that produces dopamine needed to specifically control body movements.  Dopamine is a chemical that sends messages in the brain to coordinate and control muscular action and movements. There is currently no cure for Parkinson’s Disease, but medications or surgery can provide symptomatic relief, the efficacy of which declines over time and which create significant side effects and co-morbidities, such as depression and dyskinesias. The most widely used treatment is L-dopa in various forms, which is converted to dopamine in the central nervous system. Current symptomatic treatments for Parkinson’s Disease represent a multi-billion dollar market.

While medications can temporarily alleviate the symptoms of PD, they do not influence the degenerative process.  Progressive loss of nigral dopaminergic (DA) neurons (the pathological hallmark of PD) results in progressive neurologic dysfunction and death.  Glial cell line-derived neurotrophic factor (GDNF) was first identified based on its ability to promote the survival of embryonic DA neurons in vitro, and research has demonstrated beneficial effects of GDNF in animal models of PD.  Recent evidence indicates that gene transfer via direct delivery of viral vectors may represent a superior approach for the treatment of PD with GDNF.

Based on the overwhelming preclinical data of GDNF protective effects on DA neurons, a series of preclinical and clinical studies conducted by third parties have consistently indicated that the infusion of GDNF protein into the brain is effective in Parkinson’s Disease. Three clinical trials were performed with direct infusion into the putamen.  Two of the studies (Bristol, UK and University of Kentucky) reported favorable clinical response (Gill et al., 2003, Patel et al., 2005, Slevin et al., 2005), and one sponsored by Amgen in the US was abandoned due to apparent lack of efficacy and the appearance of neutralizing antibodies to GDNF in some patients (Lang et al., 2006a). The outcome of these GDNF protein trials still remains controversial (Barker, 2006, Chebrolu et al., 2006, Lang et al., 2006a, Lang et al., 2006b, Penn et al., 2006, Slevin et al., 2006), but the consensus in the scientific community seems to be that the cannula used in the Amgen trial was not optimal, leading to a leakage of the protein into cerebrospinal fluid (CSF).  Results from these early clinical trials with GDNF protein underscore the need for a clinical approach in which appropriate levels of GDNF are delivered accurately to the intended sites in the brain where the DA neurons and their terminals reside.  Stereotactic parenchymal convection-enhanced delivery of viral vectors carrying the GDNF gene is more likely to achieve precise delivery.

PD is a progressive neurodegenerative disease that advances inexorably over a period of 10 to 30 years to disability and death.  Medications, generally those aimed at ameliorating the known striatal dopamine deficiency, can provide substantial benefits for the cardinal symptoms of PD, namely resting tremor, rigidity, bradykinesia and postural instability.  Unfortunately, the clinical response wanes over time and a variety of medication-related complications emerge including motor fluctuations, dyskinesias, short duration responses, and psychosis.  Disease progression continues since dopamine replacement and other medical therapies have no impact on the underlying neurodegenerative process.  Stereotactic deep brain stimulation has emerged as a rational treatment option, but this surgical approach is also symptomatic only and may be associated with serious adverse effects like stroke, hemorrhage, or infection, and hardware-related complications.

Overview of AMT-090 Program

Licensee’s AMT-090 program seeks to introduce the gene encoding the GDNF protein to provide a consistent

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supply of GDNF to the relevant areas of the brain. Our goal is to inject our AAV2 vector carrying the gene for GDNF into the brain to stop the progression of the disease and possibly measurable clinical and neuroimaging improvement. One of the key elements here is the MRI-guided convection enhanced delivery, which ensures for proper targeting of the vector.

Preclinical Development

Initial preclinical research was conducted in partnership with the University of Lund, Sweden, which established proof of concept in rodents. Moreover, the University of California San Francisco (UCSF) has conducted many studies consistently demonstrating a therapeutic effect of GDNF in rodents and primates. Key findings include:

•                  successful gene transfer with AAV2 in the Putamen of rats

•                  MRI-guided CED delivery of the AAV2 vector to the putamen in non-human primates resulted in GDNF expression in the putamen but also in the substantia nigra

•                  in a rat lesion model, AAV-GDNF delivery was able to protect neurons from degeneration

•                  in a primate lesion model, AAV-GDNF delivery was able to protect neurons from degeneration

•                  no toxicity was observed at any dose levels

•                  AAV-GDNF was therapeutic in rodent and primate models

Development Program

•                  Phase I Clinical Trial

uniQure has entered into an agreement with UCSF and the National Institute of Neurological Diseases and Stroke. Under this agreement, UCSF commenced a Phase I trial of an AAV2 glial cell line-derived neurotrophic factor (GDNF) treatment for Parkinson’s Disease in May 2013. This trial is being funded by the National Institutes of Health. Licensee has an exclusive right from UCSF to obtain all data related to the program.

The trial includes [**] patients afflicted with advanced Parkinson’s Disease (Hoehn and Yahr Stage III or IV off medication) with a Unified PD Rating Scale (UPDRS) (Fahn et al., 1987) total motor score ≥30 in the defined off state and a serum anti-AAV2 total antibody titer <1000.

The study will entail a Phase 1 single-center, open-label, dose escalation, safety and tolerability study of adeno-associated virus, serotype 2 vector (AAV2) containing human GDNF complementary DNA bilaterally delivered by MRI-guided convection-enhanced delivery (CED) to the putamen (450 µl per hemisphere) of the.  Four escalating dose levels will be evaluated in the following dose cohorts ([**] patients per cohort):  [**].

The trial’s primary objectives are to assess the safety and tolerability of 4 different dose levels of AAV2-GDNF. The secondary objectives of the trial are to obtain preliminary data regarding the potential for clinical responses of the 4 dose levels tested by assessing the magnitude and variability of any treatment effects (via clinical, laboratory and neuroimaging studies).

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•                  Future Clinical Development

Licensee intends to transition this program to our vector and manufacturing platforms and continue the clinical development program. Bridging of the vectors shall include at least testing in Parkinsonian primates and is anticipated to start [**] after the first injections in patients are performed. This will then be followed by a multicenter randomized (delayed) start, blinded, sham-controlled Phase 2 efficacy study of this experimental therapy with our vector.  However, prior to finalizing the design of such a trial, Licensee propose sto conduct a preliminary clinical study that should provide critical information for translating the laboratory research to investigations involving human subjects and critical data for finalizing the ultimate efficacy trial protocol.  The preliminary study will also allow us to develop the organizational and logistical processes that will be needed for the anticipated multicenter efficacy trial.

Summary of AMT-090 Clinical Development Program

•                  uniQure has licensed the GDNF gene from Amgen

•                  Pre-clinical PoC studies have been conducted in rodents and non-human primates in partnership with the University of Lund (Sweden) and UCF

•                  A Phase I human trial in Parkinson’s disease with AAV2 delivering GDNF has been initiated through a partnership with UCSF

•                  Initiation of first Phase I clinical trial or foreign equivalent — [**]

Expected milestones

[**]

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B) Active Research Projects

1.              Huntington’s Disease

Disease background: Huntington’s Disease (HD) is a neurodegenerative genetic disorder that affects motor control and leads to cognitive decline and dementia. It typically becomes noticeable in middle age, but can begin at any age from infancy to old age. HD has a prevalence of around 1 affected individual in 100,000.

The mutated form of the protein huntingtin causes cellular dysfunction and death in a number of CNS sites but is most noticeable in the striatum and cortex. The mutation is caused by CAG repeats in the DNA of patients. The earliest features of HD are involuntary movements and irritability and a loss of executive function. This progresses over time and in the more advanced stages, the patient is demented and bed-bound. The disease is currently incurable with patients dying about 20-25 years after it begins.

Clinical need: The clinical need for these patients is high as there is no cure for the disease.

Feasibility

As the CAG repeats in the Huntingtin gene are the cause of the disease, downregulation of the expression of the CAG repeats is an option. Also rescuing the neurons from degeneration using GDNF is an option. Both options are currently under investigation. Replacing the gene is not an option as this is far too large to fit into an AAV vector.

Several transgenic mice models exist. Severity and time of onset are based on the number of CAG repeats in the model. Mostly used are the R6/1 and R6/2 transgenic models.

Preclinical work: Proof of concept using GDNF has been established in one laboratory. Licensee iscurrently trying to establish this with our own vector in the laboratory of Roger Barker.

Proof of concept with siRNA has been established in mice models and Licensee is in the process of implementing this into our studies.

Development overview to IMPD:

[**]

The proof of concept studies (in vivo/ in vitro work) will provide the first milestone (Go/No Go) for the project.

With regards to the siRNA approach to HD, vector generation & optimization will require an additional 9 months prior to any other activity.  Then a similar development path to what is shown above will need to be followed.

It is Licensee’s aim upon a successful PoC to develop this product further to a Phase I clinical investigation which should start [**].

Collaborators: Licensee is working together with Roger Barker (Cambridge University) on the use of GDNF to rescue neurons in Huntington models, based on a EUREKA grant. Licensee is also working together with Nicole Deglon (Lausanne University), Anna Skorupska (Lublin University) and Sebastian Kuegler (Gottingen University) in a Eurostars grant setting. Competition comes from siRNA companies.

Safety concerns: Potential safety concerns could be the complete downregulation of the Huntingtin gene, even though not fully supported by the Eurostars team. The use of GDNF could lead to side effects, such as weight loss.

IP: For GDNF, Licensee has a license from Amgen. For the siRNA work Licensee has a non-exclusive license from

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Benitec.

2.             Multiple System Atrophy

Disease Background: Multiple System Atrophy (MSA) is a sporadic neurodegenerative disease that is characterized by the presence of glial inclusion bodies, which stain positive for a synuclein. The clinical picture is that of parkinsonism, autonomic failure, cerebellar ataxia and pyramidal signs in differing combinations. Approximately 80% of patients present with predominantly parkinsonian features (MSA-P) manifesting in rapidly deteriorating akinesia, rigidity, postural instability and high pitched dysarthria.  Most such patients do not exhibit the classic resting tremor of Parkinson’s disease and virtually all develop frank dysautonomia in the course of the illness.  The cause of the disease is not known.

Clinical need: Although a minority of patients may achieve modest benefit from dopaminergic therapy, there is no satisfactory treatment for the parkinsonian disabilities of MSA-P. Additionally, deep brain stimulation of the subthalamic nucleus has been of little or no value. Within 5 years of disease onset patients die so the clinical need is high for these patients.

Feasibility:

MSA is not a single monogenic disease, but may be treated with a single neuroprotective protein. In this case, this could be GDNF. Some transgenic animal models exist, all overexpressing the alpha-synuclein protein. The rationale to use GDNF (besides its general neuroprotective effect on neurons) is that both in patients and the transgenic mouse model, GDNF expression is downregulated. Introduction of an elevated level of GDNF may serve as the treatment. Read out parameters for the disease progression are all related to those of Parkinson’s Disease. PoC has not yet been established, but is under investigation in the mouse model.

Development overview to IMPD:

[**]

The proof of concept studies (in vivo/ in vitro work) will provide the first milestone (Go/No Go) for the project.

It is our aim upon a successful PoC to develop this product further to a Phase I clinical investigation which should start [**].

Collaborators: Licensee is working together with Erwan Bezard (University of Bordeaux) and Olivier Rascol (University of Toulouse) who are together running the French reference center for MSA.

Safety Assessment: The use of GDNF could lead to side effects, such as weight loss. The exact mechanism through which the treatments would have its effect is not clear yet.

3.              Hearing loss

Disease background: Hearing loss is a serious clinical problem. Underlying mechanisms for the loss of neurons in the cochlea can vary from ischemia, mechanical stress to toxic insults. The actual numbers of patients is not easy to define, but it could be rather large. When age-related hearing loss is also taken into account, this is no longer an orphan indication.

Clinical need: Patients with hearing loss could be helped with cochlear implants. However, progressive neurodegeneration is not stopped by that. There is high clinical need as there is no cure for the disease.

Feasibility:

Neuron function and survival is dependent on a delicate balance of neurotrophins. Following trauma or toxic insult to neurons, they may slowly die. To reverse this state of degeneration, it could be beneficial to supply the neurons with a neurotrophin such as GDNF. This neurotrophin has been shown to be able to

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rescue neurons from degeneration in several models, including those of the substantia nigra and for instance motorneurons in the spinal cord after trauma.

Animal models are available and include for instance use of Kanamycin in cats, mice or guinea pigs. Also chemotherapeutic agents from the class of statins are used.

Preclinical work: Proof of concept using recombinant brain-derived neurotrophic factor (BDNF) and/or GDNF has been established. Licensee is currently trying to establish this with our own vector in the laboratory of Patricia Leake.

Cochlea of mice can be transduced to express a recombinant transgene.

Development overview to IMPD:

[**]

The proof of concept studies (in vivo/ in vitro work) will provide the first milestone (Go/No Go) for the project.

This new project has just been initiated upon a successful PoC it is our aim to develop this product further to a Phase I clinical trial, which should start by the [**].

Collaborators: Licensee is working together with Patricia Leake (University College of San Francisco) on the use of GDNF to rescue neurons in mouse and cat models. She is the investigator who developed the cochlear implant. This could also be included in the experimental plan.

Safety concerns: The use of GDNF could lead to side effects. Weight loss is not expected, but as the GDNF also has a neurotrophic effect, nerve fibers could sprout in an aberrant way possibly leading to incorrect connections.

IP: For GDNF, Licensee has a license from Amgen; the program as a whole is under investigation.

Exploratory Research Projects

The projects listed under this category in Table 1 above are not in active research yet, but are likely targets for our platform technology and are being assessed on feasibility before starting active bench work.

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